                                                                      Final Form

                                    EXHIBIT 2






                                  CONFIDENTIAL



                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        UNITED STATES FILTER CORPORATION

                                       AND

                                PALL CORPORATION

                                      dated

                                February 14, 2002







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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I DEFINITIONS; CONSTRUCTION.........................................1

   1.1      Definitions.....................................................1
   1.2      Construction....................................................8

ARTICLE II THE TRANSACTION..................................................9

   2.1      Sale and Purchase of USFCA Shares...............................9
   2.2      Purchase Price..................................................9
   2.3      Purchase Price Adjustment.......................................9
   2.4      Procedures for Calculating and Paying the Purchase
            Price Adjustment...............................................10
   2.5      Closing........................................................11
   2.6      Payment........................................................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF USF..........................11

   3.1      Organization and Authority.....................................12
   3.2      Authorization; Enforceability..................................12
   3.3      Shares; Capitalization.........................................12
   3.4      No Violation of Laws or Agreements; Consents...................13
   3.5      Financial Statements...........................................14
   3.6      No Changes.....................................................14
   3.7      Taxes..........................................................15
   3.8      Owned and Leased Property......................................16
   3.9      No Pending Litigation..........................................18
   3.10     Compliance With Law; Permits...................................18
   3.11     Labor Matters..................................................18
   3.12     Intellectual Property Rights...................................19
   3.13     Employees; Employee Related Agreements and Plans; ERISA........21
   3.14     Environmental Matters..........................................24
   3.15     Bank Accounts..................................................25
   3.16     Material Contracts.............................................26
   3.17     Brokers, Finders, Etc..........................................26
   3.18     Insurance......................................................26
   3.19     Absence of Undisclosed Liabilities.............................27
   3.20     Disclaimer of Warranties.......................................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER.........................27

   4.1      Organization...................................................27
   4.2      Authorization; Enforceability..................................27
   4.3      No Violation of Laws; Consents.................................28
   4.4      No Pending Litigation or Proceedings...........................28
   4.5      Brokers, Finders, Etc..........................................28
   4.6      Investment.....................................................28
   4.7      Financial Ability..............................................28


                                        i
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ARTICLE V ACTIONS PRIOR TO CLOSING DATE....................................28

   5.1      Access to Group Information....................................29
   5.2      Notifications..................................................29
   5.3      Consents of Third Parties......................................29
   5.4      Filings Under the HSR Act and Laws of Foreign Jurisdictions....30
   5.5      Operations Prior to Closing Date...............................31
   5.6      Negotiations...................................................32
   5.7      Guaranty and Surety Obligations................................32
   5.8      Alternative Structures.........................................32
   5.9      Directors' Shares..............................................32
   5.10     Removal of Certain Liens.......................................32

ARTICLE VI ADDITIONAL AGREEMENTS...........................................33

   6.1      Use of Names; Transfer of Intellectual Property Assets.........33
   6.2      Tax Matters....................................................34
   6.3      Employees and Employee Benefit Plans...........................41
   6.4      Insurance......................................................44
   6.5      Securities Law Compliance and Legends..........................44
   6.6      No Public Announcement.........................................45
   6.7      Expenses.......................................................45
   6.8      Environmental Access...........................................45
   6.9      Employees......................................................45
   6.10     Assignment.....................................................46
   6.11     Shared Facilities..............................................46
   6.12     Agreements with USF and Affiliates.............................46
   6.13     Legal Opinion of USF...........................................46
   6.14     Legal Opinion of Buyer.........................................46
   6.15     Noncompetition.................................................46
   6.16     Patent Licenses................................................49

ARTICLE VII CONDITIONS TO CLOSING; TERMINATION.............................49

   7.1      Conditions Precedent to Obligation of Buyer....................49
   7.2      Conditions Precedent to Obligation of USF......................51
   7.3      Termination....................................................52

ARTICLE VIII INDEMNIFICATION...............................................52

   8.1      Survival of Representations, Warranties, Covenants and
            Agreements.....................................................52
   8.2      General Indemnification........................................53
   8.3      Procedures.....................................................54
   8.4      Consequential Damages..........................................55
   8.5      Sole Remedy....................................................55

ARTICLE IX MISCELLANEOUS...................................................55

   9.1      Books and Records..............................................55
   9.2      Further Assurances.............................................56
   9.3      Notices........................................................56
   9.4      Assignment; Governing Law......................................57
   9.5      Amendment and Waiver; Cumulative Effect........................59
   9.6      Entire Agreement; No Third Party Beneficiaries.................59
   9.7      Severability...................................................59
   9.8      Counterparts...................................................59


                                       ii
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                         LIST OF SCHEDULES AND EXHIBITS

Schedule A-1 -           U.S. Members
Schedule A-2 -           Foreign Members
Schedule A-3 -           Joint Venture Entities
Schedule 1.1P -          Permitted Encumbrances
Schedule 1.1S -          Sensor Technology Business Patents
Schedule 2.3 -           Purchase Price Adjustments
Schedule 3.1 -           Organization
Schedule 3.5 -           Financial Statements
Schedule 3.6 -           Absence of Changes
Schedule 3.7 -           Taxes
Schedule 3.8(a) -        Owned Real Property
Schedule 3.8(b) -        Leases of Real Property
Schedule 3.8(d) -        Shared Facilities
Schedule 3.8(e) -        Sufficiency of the Assets
Schedule 3.9 -           Litigation
Schedule 3.10 -          Compliance With Law; Permits
Schedule 3.11 -          Labor Matters
Schedule 3.12(b) -       Intellectual Property Agreements
Schedule 3.12(c)(i) -    Rights in Intellectual Property
Schedule 3.12(c)(ii) -   Patents
Schedule 3.12(c)(iii) -  Marks
Schedule 3.13(a) -       Employee Benefit Plans
Schedule 3.13(b) -       Status of Plans
Schedule 3.13(c) -       Liabilities under Employee Benefit Plans
Schedule 3.13(d) -       Contributions
Schedule 3.13(h) -       Employees
Schedule 3.13(i) -       Agreements and Plans
Schedule 3.14 -          Environmental Matters
Schedule 3.15 -          Bank Accounts
Schedule 3.16 -          Material Contracts
Schedule 3.17 -          Brokers, Finders of USF
Schedule 3.18 -          Insurance
Schedule 4.5 -           Brokers, Finders of Buyer
Schedule 5.3 -           Material Consents
Schedule 5.4 -           Antitrust Laws
Schedule 5.5 -           Operations Prior to Closing Date
Schedule 5.7 -           Guaranty and Surety Obligations
Schedule 6.4 -           Workers Compensation Claims
Schedule 6.15 -          Noncompetition


                                       iii
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Exhibit 1 -              Form of Opinion of USF General Counsel
Exhibit 2 -              Opinions of Buyer's General Counsel
Exhibit 3 -              Guaranty of Vivendi Water S.A.


                                        iv
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                               LIST OF APPENDICES

Appendix I -             Financial Statements
Appendix II -            Patents
Appendix III -           Marks
Appendix IV -            Bank Accounts
Appendix V -             Insurance Policies
Appendix VI -            Insurance Claims (Non-Workers' Compensation)
Appendix VII -           Insurance Claims (Workers' Compensation)


                                        v
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                                                              Stock Purchase
                                                              Agreement (the
                                                              "Agreement"),
                                                              dated the 14th day
                                                              of February, 2002,
                                                              by and between
                                                              UNITED STATES
                                                              FILTER
                                                              CORPORATION, a
                                                              Delaware
                                                              corporation
                                                              ("USF"), and PALL
                                                              CORPORATION, a New
                                                              York corporation
                                                              ("Buyer").

                                   WITNESSETH

A. USF directly owns all of the issued and outstanding capital stock of USFC Acquisition, Inc. ("USFCA"), a Delaware corporation (the "USFCA Shares").

B. USFCA owns directly or indirectly all of the issued and outstanding capital stock (the "Subsidiary Shares" and together with the USFCA Shares the "Shares") of the entities listed on Schedule A-1 [US] and Schedule A-2 [Foreign].

C. USFCA indirectly owns a majority of the issued and outstanding capital stock of the entities listed on Schedule A-3.

D. On the terms and subject to the conditions set forth in this Agreement, USF desires to sell to Buyer, and Buyer desires to purchase from USF, the USFCA Shares.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, USF and Buyer, each intending to be legally bound hereby, agree as set forth below.

                                   ARTICLE I

                            DEFINITIONS; CONSTRUCTION

         1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

         "AAA Arbitration" has the meaning given that term in Section 2.4.

         "Account Transfer Date" has the meaning given that term in Section 6.3.

         "Accounting Mediator" has the meaning given that term in Section 2.4.

         "Acquired Business" has the meaning given that term in Section 6.15.

         "Affected Employees" has the meaning given that term in Section 6.3.

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         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

         "Affiliated Group" has the meaning given that term in Section 3.7.

         "Agreement" means this Stock Purchase Agreement, as it may be amended from time to time.

         "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

         "Antitrust Law" has the meaning given that term in Section 5.4.

         "Balance Sheet" has the meaning given that term in Section 3.5.

         "Balance Sheet Date" has the meaning given that term in Section 3.5.

         "Business" means the business of the Group as conducted on the date hereof, which consists of the design, manufacture and sale of filtration products for the separation and purification of liquids and gasses, but which excludes the Memcor Business and the Sensor Technology Business.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

         "Buyer" means Pall Corporation, a New York corporation.

         "Buyer Benefit Programs" has the meaning given that term in Section
6.3.

         "Buyer's 401(k) Plan" has the meaning given that term in Section 6.3.

         "CERCLA" has the meaning given that term in the definition of "Environmental Law".

         "Closing" has the meaning given that term in Section 2.5.

         "Closing Date" has the meaning given that term in Section 2.5.

         "Closing Date Adjusted Net Assets" means total assets of the Group less total liabilities of the Group, as of the Closing Date, determined (i) in accordance with GAAP (applied on a basis consistent with USF's past practice relating to the Group) except as set forth in the last paragraph of Schedule 3.5, (ii) subject to the same type of adjustments set forth on Schedule 2.3, and
(iii) pursuant to the procedures set forth in Section 2.4.

         "COBRA" has the meaning given that term in Section 3.13.

         "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

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         "Contract" and "Contracts" means any written agreement, note, letter of credit, indenture, financial instrument, lease or license to which any Member is a party (other than with another Member) or by which it is bound.

         "Debt Obligations" shall mean any Contract evidencing an obligation for borrowed money by any Member (except intra-Group indebtedness), any capitalized lease obligation of any Member, any obligation properly classified as indebtedness or debt under GAAP, or any guarantee of any Member in respect of any indebtedness or obligation for borrowed money of any Person (other than in respect of the obligations of another Member and other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business).

         "Differences" has the meaning given that term in Section 2.4.

         "Directors' Shares" means the Shares identified as such on Schedule
A-2.

         "Encumbrance" means any mortgage, deed of trust, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

         "Environmental Laws" means all Laws relating to (a) the control of any pollutant or the protection or restoration of the environment (including air, water and land), workplace safety, human health or natural resources; (b) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of solid, gaseous or liquid wastes, including Laws relating to releases or threatened releases of Hazardous Materials (including releases to ambient air, surface water, groundwater and land) including the Clean Air Act ("CAA"), 42 U.S.C. ss.7401 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss.6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act ("CWA"), 33 U.S.C. ss.1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), 42 U.S.C. ss.9601 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss.2601 et seq., the Oil Pollution Act of 1990 ("OPA"), 33 U.S.C. ss.2701 et. seq., the Emergency Planning and Community Right to Know Act ("EPCRA"), 42 U.S.C. ss.1101 et seq., and the Hazardous Materials Transportation Act ("HMTA"), 49 U.S.C. ss.1501 et seq., as each may be amended from time to time.

         "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

         "Excess Section 338 Tax Liability" has the meaning given that term in
Section 6.2.

         "Expenses" means any and all reasonable expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

         "Final Payment Date" has the meaning given that term in Section 2.4.

         "Financial Statements" has the meaning given that term in Section 3.5.

         "Foreign Jurisdiction" means any Governmental Body having lawful jurisdiction in a place outside the United States of America in which any Member carries on the Business.

         "Foreign Member" means each of the Members listed on Schedule A-2 and Schedule A-3.

         "Foreign Member Retirement Plan" means any written plan established, maintained, sponsored or contributed to by any Foreign Member that provides retirement or pension benefits to non-U.S. employees of such Foreign Member, excluding any plans maintained or required by applicable Law or any Governmental Body.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles in effect for the relevant time period.

         "Gas Filtration" has the meaning given that term in Section 6.15.

         "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

         "Governmental Body" means any court or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

         "Group" means all of the Members.

         "Group Names" has the meaning given that term in Section 6.1.

         "Hazardous Materials" means (a) any radioactive materials, asbestos in any form that is friable, and transformers that contain dielectric fluid containing levels of polychlorinated biphenyls; and (b) any chemicals, materials or substances classified as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous substances," or "toxic substances" under any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" (and, with correlative meaning, "Income Taxes") means any Tax on net or gross income, profits or receipts, together with any interest or penalties, imposed by any Governmental Body.

         "Indemnified Party" has the meaning given that term in Section 8.2.

         "Indemnifying Party" has the meaning given that term in Section 8.2.

         "In-Process Liquid Filtration" has the meaning given that term in
Section 6.15.

         "Intellectual Property Assets" has the meaning given that term in
Section 3.12.

         "IP" has the meaning given that term in Section 3.8.

         "IRS" means the United States Internal Revenue Service.

         "Joint Venture Entities" means the entities listed on Schedule A-3.

         "Law" means any applicable statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued or promulgated by any Governmental Body.

         "Licensed Buyer Patents" has the meaning given that term in Section
6.16.

         "Licensed USF Patents" has the meaning given that term in Section 6.16.

         "Litigation" means any action, suit, arbitration or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Body or arbitrator.

         "Losses" means, without duplication, any and all losses, costs, obligations, liabilities, settlement payments, fines, penalties, damages, Expenses or other charges.

         "Marks" has the meaning given that term in Section 3.12.

         "Material Adverse Effect" means a material adverse effect on the results of operations or financial condition of the Group, taken as a whole, other than changes (i) relating to generally applicable economic conditions or the industry in which the Group operates in general or (ii) resulting from the announcement by USF of its intention to sell the Group.

         "Member" means each of the U.S. Members and each of the Foreign
Members.

         "Memcor Business" means the manufacture, sale and distribution of water and wastewater treatment systems and equipment based on a backwashable hollow membrane fiber filtration technology.

          "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 4001 of ERISA.

         "Non-Compete Period" has the meaning given that term in Section 6.15.

         "Operative Period" has the meaning given that term in the first paragraph of Article III.

         "Owned Real Property" has the meaning given that term in Section 3.8.

         "Party" means each of USF and Buyer.

         "Patents" has the meaning given that term in Section 3.12.

         "Permits" has the meaning given that term in Section 3.10.

         "Permitted Encumbrances" means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable, (c) liens reflected in the Financial Statements,
(d) purchase money security interests, (e) other liens on, or imperfections of title with respect to, property that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection and (f) Encumbrances set forth on Schedule 1.1P.

         "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

         "Plymouth Businesses" has the meaning given that term in Section 6.15.

         "Policies" has the meaning given that term in Section 3.18.

         "Pre-Closing Period" has the meaning given that term in Section 3.7.

         "Proceedings" has the meaning given that term in Section 8.2.

         "Prohibited Activity" has the meaning given that term in Section 6.15.

         "Purchase Price" has the meaning given that term in Section 2.2.

         "Purchase Price Adjustment" has the meaning given that term in Section 2.3.

         "Recoverable Loss" means any Losses arising out of any single act, omission, event or circumstance (or series of related acts, omissions, events or circumstances) if such Losses exceed $25,000 (and, if such Losses are incurred, the entire amount of such Losses shall be a Recoverable Loss).

         "Reference Rate" means the U.S. prime rate published in the Wall Street Journal on the Closing Date, plus 125 basis points.

         "Related Party" means (i) any Affiliate of a Party or (ii) any officer or director of a Party or of any Person identified in clause (i) preceding.

         "Reserved Names" has the meaning given that term in Section 6.1(a).

         "Section 338 Elections" has the meaning given that term in Section 6.2.

         "Section 338(h)(10) Elections" has the meaning given that term in
Section 6.2.

         "Securities Act" has the meaning given that term in Section 4.6.

         "Sensor Technology Business" means the operations and business conducted by certain Members relating to the development and exploitation of the U.S. and foreign patents identified in Schedule 1.1S.

         "Shares" has the meaning given that term in the recitals of this Agreement.

         "Stamp Duty Clawback" means a stamp duty that becomes due on or after the Closing Date arising from the intragroup transfer of a Member prior to the Closing Date for which there was a stamp duty holiday.

         "Straddle Period" has the meaning given that term in Section 3.7.

         "Subsidiary" means any corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

         "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or payable to any Governmental Body.

         "Tax Matters" has the meaning given that term in Section 6.2.

          "Tax Return" means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         "Territory" has the meaning given that term in Section 6.15.

         "Transferred Assets" has the meaning given that term in Section 6.3.

         "USFCA Share Transfer" has the meaning given that term in Section 2.1.

         "USFCA Shares" has the meaning given that term in the recitals of this Agreement.

         "U.S. Company Employees" has the meaning given that term in Section
6.3.

         "U.S. Members" means the entities listed on Schedule A-1, including USFCA.

         "USF" has the meaning given that term in the introductory paragraph of this Agreement.

         "USF 401(k) Plan" means the United States Filter Corporation Retirement Savings Plan.

         "USF Employee Benefit Plan" means any (i) "employee benefit plan," within the meaning of Section 3(3) of ERISA or (ii) stock option, stock purchase, restricted stock, VEBA, profit sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, sick pay, sick leave, supplemental retirement and unemployment benefit plans or programs (whether or not insured), that has been established, maintained, sponsored or contributed to by USF or any United States Subsidiary of USF for the benefit of any active, retired or former employee or director of any Member; provided, that "USF Employee Benefit Plan" shall not include any Foreign Member Retirement Plan, any Vivendi Employee Benefit Plan or any Multiemployer Plan.

         "USF's Knowledge" means the present actual knowledge of Robert Joyce (as to all matters), Stephen Stanczak (as to all matters), Thomas Witt (as to all matters), Andrew Denver (as to all matters), Joy Gaetano (as to the matters which are the subject of the representations and warranties in Section 3.13 only), Duane Huennekens (as to the matters which are the subject of the representations and warranties in Section 3.7 only), Gary Ganzi (as to the matters which are the subject of the representations and warranties in Section
3.12 only) and Fred Kile, John Coyne and Rodney Huerter (as to the matters which are the subject of the representations and warranties in Section 3.14 only), after reviewing this Agreement (including the representations and warranties made herein) with each of the following persons: David McGarvey, Ron Riley, Dr. Erbil Turgay, Minoru Okazaki, Klaus Merck and Claude Grunewald (together, for purposes of this definition, the "Management Group"). All matters disclosed to the persons listed above in this paragraph (other than the Management Group) by the Management Group in reviewing and discussing this Agreement (and the representations and warranties made herein) shall be deemed within the present actual knowledge of such persons. If USF, any Member, or any of their employees, agents, directors or officers has disclosed information to Stephen Stanczak or Thomas Witt that would be relevant to a determination of or could constitute USF's Knowledge, USF will waive any attorney-client privilege it may have pertaining to such information and with respect to periods prior to the Closing Date cause all Members to waive any attorney-client privilege they may have pertaining to such information.

         "USF MDCP" has the meaning given that term in Section 6.3.

         "USF Licensed Field" has the meaning given that term in Section 6.16.

         "Vivendi Employee Benefit Plan" means any of the plans identified as such on Schedule 3.13(a).

         "VNAO" means Vivendi North America Operations, Inc., a Delaware corporation and the sole stockholder of USF.

         "WARN Act" means the Federal Workers' Adjustment and Retraining Notification Act.

         "Water or Wastewater Filtration Applications" has the meaning given that term in Section 6.15.

         1.2 Construction. (a) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) "or" is not exclusive;
(iii) "including" and its variants mean "including, without limitation" and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to "written" or "in writing" include in electronic form; (vi) words applicable to one gender shall be construed to apply to each gender; (vii) the terms "hereof", "herein", "hereby", "hereto", and derivative or similar words refer to this entire Agreement, including the Schedules hereto; and (viii) the terms "Article", "Section" and "Schedule" refer to the specified Article, Section, or Schedule of or to this Agreement.

              (b) A reference to any Person includes such Person's successors and permitted assigns.

              (c) Any reference to "days" means calendar days unless Business Days are expressly specified.

              (d) The Schedules, Appendices and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

              (e) Any references to "dollars" or "$" means dollars of the United States of America unless expressly specified otherwise. Except as otherwise noted, any reference to an amount in dollars in Article III or Article IV means such amount or the equivalent amount in the applicable foreign currency, assuming exchange rates as of September 30, 2001.

              (f) USF and Buyer, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.

                                   ARTICLE II

                                 THE TRANSACTION

         2.1 Sale and Purchase of USFCA Shares. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, at the Closing, USF shall sell, assign, transfer and deliver to Buyer (such sale, assignment, transfer and delivery, the "USFCA Share Transfer"), and Buyer shall purchase and take delivery of the USFCA Shares, free and clear of all Encumbrances except those arising under federal, state or foreign securities Laws. The certificates representing the USFCA Shares shall be registered in the name of Buyer or as Buyer may direct.

         2.2 Purchase Price. The aggregate purchase price for the USFCA Shares shall be $360,000,000 (the "Purchase

         Price"), as such price may be adjusted in accordance with the provisions of Section 2.3. and Section7.1(h).

         2.3 Purchase Price Adjustment. After the Closing, the Purchase Price shall be adjusted by an amount (the "Purchase Price Adjustment") determined by USF and Buyer in accordance with this Section 2.3 and Section 2.4. If the amount of Closing Date Adjusted Net Assets exceeds $208,452,000, the Purchase Price set forth in Section 2.2 shall be increased by the amount of such excess (a Positive Purchase Price Adjustment). If the amount of Closing Date Adjusted Net Assets is less than $208,452,000 the Purchase Price set forth in Section 2.2 shall be reduced by the amount by which Closing Date Adjusted Net Assets is less than $208,452,000 (a Negative Purchase Price Adjustment). The amount of $208,452,000 in the preceding sentence has been arrived at by making the adjustments to the Balance Sheet shown in Schedule 2.3.

         2.4 Procedures for Calculating and Paying the Purchase Price
Adjustment.

              (a) Calculation. As soon as practicable after the Closing Date but in no event later than the 120th day after the Closing Date, Buyer shall prepare or cause to be prepared, and shall deliver to USF a schedule setting forth Buyer's calculation of the Purchase Price Adjustment, including a worksheet setting forth its calculation of Closing Date Adjusted Net Assets, and Buyer shall thereafter provide to USF such supporting work papers or other supporting information as may be reasonably requested by USF. The Purchase Price Adjustment shall be calculated using the same foreign exchange rates as were used in the preparation of the Balance Sheet. If USF shall have any objections to Buyer's calculation of the Purchase Price Adjustment, USF shall so notify Buyer no later than ten (10) Business Days after delivery of the schedule, and Buyer and USF shall endeavor in good faith for a period not to exceed 10 Business Days from the date of delivery of such notice to resolve their differences (the "Differences"). If at the end of the 10 Business Day period the parties are unable to resolve any of their Differences, USF and Buyer shall submit the calculation and resolution of such Differences to an independent public accounting firm of recognized national standing in the United States that they agree on in writing. If Buyer and USF have not agreed on an independent public accounting firm by the end of the 10 Business Day period referred to above, such firm shall be selected by lot from those independent public accounting firms of recognized national standing in the United States that are willing to act and, if there are no such independent public accounting firms, from the willing independent public accounting firms of recognized regional standing in one or more regions of the United States in which a Member has offices (the independent public accounting firm selected pursuant to the foregoing procedures, the "Accounting Mediator"). The Accounting Mediator shall be instructed to resolve such Differences and such resolution shall be (i) set forth in writing and signed by the Accounting Mediator, (ii) delivered to Buyer and USF as soon as practicable after the Differences are submitted to the Accounting Mediator but not later than the 30th day after such submission, (iii) made in accordance with this Agreement and (iv) conclusive and binding on the Parties on the date of delivery of such resolution. The Accounting Mediator shall only be authorized on any one issue to decide in favor of and choose the position of either of the Parties or to decide upon a compromise position between the ranges presented by the Parties to such Accounting Mediator. The Accounting Mediator shall base its decision solely upon the presentations of the Parties to the Accounting Mediator at a hearing held before the Accounting Mediator and upon any materials made available by either Party and not upon independent review. If the foregoing procedure does not result in the selection of an Accounting Mediator or if the Accounting Mediator does not or is unwilling to resolve all of the Differences on or before the expiration of 30 days from the date of submission of the Differences, either Party shall be entitled for a period of 10 additional Business Days to apply for arbitration of the unresolved Differences to the American Arbitration Association ("AAA Arbitration") and, if a Party so applies, the Parties shall submit the matter to AAA Arbitration in the City of Wilmington, Delaware, which shall be binding upon the Parties. If neither Party shall apply for AAA Arbitration of the unresolved Differences, the Purchase Price Adjustment shall be deemed to be the amount provided by Buyer to USF pursuant to this subsection, adjusted to reflect those Differences that were theretofore resolved, if any, by the Parties or, if applicable, by the Accounting Mediator. The fees and expenses of the Accounting Mediator or AAA Arbitration, or both, if any, shall be borne equally by Buyer and USF.

              (b Amount. If the Purchase Price Adjustment as finally determined (whether by agreement of the Parties, lapse of time or resolution of the Differences) is positive, Buyer shall pay to USF the amount of the Purchase Price Adjustment plus interest from the Closing Date to the date of payment, inclusive of each such date, at the Reference Rate. If the Purchase Price Adjustment as so finally determined is negative, USF shall pay to Buyer the amount of the Purchase Price Adjustment plus interest for the period and at the rate described in the preceding sentence.

              (c) Payment. Payment of the Purchase Price Adjustment plus accrued interest shall be made by Buyer or USF, as the case may be, to the other Party in United States Dollars by wire transfer of immediately available funds to the wire transfer address of such other Party on the 5th Business Day following the date on which the procedures for resolution of the Differences in this Section
2.4 have been completed (the "Final Payment Date"), which wire transfer address shall be designated by Buyer or USF, as the case may be, by notice to the other on or before the 2nd Business Day prior to the Final Payment Date.

         2.5 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.3, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the USFCA Share Transfer (the "Closing") shall take place at 10:00 A.M. at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street NE, Atlanta, Georgia 30309, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VII hereof is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Parties shall agree in writing. Such date is herein referred to as the "Closing Date."

         2.6 Payment. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to an account designated by USF.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF USF

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, USF represents and warrants to Buyer as follows (provided, however, that all representations and warranties of USF in this Article III are made only with respect to the period from and after the date which is the later of (i) December 9, 1997 (being the date on which USF acquired Memtec, Ltd., the predecessor of the Group), (ii) to the extent any such representation or warranty relates to any Member acquired by USF or any of its Affiliates after December 9, 1997, the date upon which such Member was acquired by USF or any of its Affiliates, and (iii) any date specifically referred to in such representation or warranty (any such period, the "Operative Period")):

         3.1 Organization and Authority. USF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. USF has all corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Each of the Members is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (in those jurisdictions in which the concept of good standing is applicable) and has all corporate power and authority to own, operate or lease its properties and carry on its business as now conducted. Each of the Members is duly qualified to do business and is in good standing (in those jurisdictions in which the concept of good standing is applicable) in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
Schedule 3.1 sets forth a list of all jurisdictions where the character of the properties owned, operated or leased by a U.S. Member or the nature of the activities conducted by such U.S. Member make such qualification and good standing necessary, and a list of all Foreign Jurisdictions (other than the respective jurisdiction of formation or incorporation) where any Member owns material physical assets.

         3.2 Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of USF, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of USF and by the other Members of the Group if and to the extent required by Law or Governing Documents.

         3.3 Shares; Capitalization.


              (a) Members. Other than the Directors' Shares, the Shares constitute all of the issued and outstanding shares of capital stock of the Members. The authorized capital stock of each Member (other than the Joint Venture Entities) and the number of shares of capital stock issued, outstanding and held in treasury are listed on Schedule A-1 and Schedule A-2, respectively. All of the USFCA Shares are owned of record and beneficially by USF and are free and clear of any and all Encumbrances, except those created by or on behalf of Buyer and those arising under federal, state or foreign securities Laws. All of the Member Shares (other than the Shares of the Joint Venture Entities and the USFCA Shares) are owned of record and beneficially by direct or indirect wholly-owned Subsidiaries of USFCA and are free and clear of all Encumbrances, except those created by or on behalf of Buyer and those arising under federal, state or foreign securities Laws. All of such outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the Members has any outstanding options, warrants, rights or subscriptions, or has entered into or incurred any other binding commitment or obligation which remains enforceable to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or has granted to any Person any right which remains enforceable to subscribe for or acquire from it any shares of its capital stock, and no such securities, obligations or rights are outstanding.

              (b) Joint Venture Entities. Schedule A-3 contains a list of each Member that is not directly or indirectly wholly owned by USFCA and sets forth the authorized and outstanding capital stock of each such Joint Venture Entity. The number of the outstanding shares of capital stock of each such Joint Venture Entity as shown on such Schedule are owned of record and beneficially by direct or indirect wholly-owned Subsidiaries of USFCA, as indicated on such Schedule, free and clear of any and all Encumbrances, except those created by or on behalf of the Buyer and Permitted Encumbrances. The outstanding shares of capital stock of such Joint Venture Entities which are indirectly owned by USFCA have been duly authorized and validly issued, and are fully paid and nonassessable. None of such Joint Venture Entities has any outstanding options, warrants, rights or subscriptions, or has entered into or incurred any other binding commitment or obligation which remains enforceable to issue or sell any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or has granted to any Person any right which remains enforceable to subscribe for or acquire from it any shares of its capital stock, and no such securities, obligations or rights are outstanding.

              (c) Transfer of Title. Upon delivery of the USFCA Shares hereunder, Buyer will acquire title thereto, free and clear of any and all Encumbrances except those arising under federal, state or foreign securities Laws.

         3.4 No Violation of Laws or Agreements; Consents.

              (a) No Violation of Laws or Agreements. Except as set forth on
Schedule 5.3, neither the execution and delivery by USF of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by USF:

                  (i) violates any provision of the Governing Documents of USF or any of the Members;

                  (ii) conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination of, accelerates the maturity of or creates any Encumbrance on the USFCA Shares or any asset or property of any of the Members or under any lease, license, indenture, mortgage or any other contract, agreement or instrument to which any Member is a party or by which any of its assets may be bound or affected, the result of which would have a Material Adverse Effect; or

                  (iii) violates any Law to which any Member is subject or by which any asset of the Members is bound or affected, the result of which would have a Material Adverse Effect.

              (b) Consents. Other than filings required in compliance with the provisions of the HSR Act and other Antitrust Laws as set forth on Schedule 5.4, and such consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not have a Material Adverse Effect, and except as set forth on Schedule 5.3, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by USF of this Agreement or the consummation by USF of the transactions contemplated hereby.

         3.5 Financial Statements. The audited combined balance sheets as of December 31, 1999 and 2000 and the audited combined income statements and statements of cash flows for the Group for the two-year period ended December 31, 2000 and the unaudited consolidated balance sheet and income statement for the Group as of December 31, 2001 and for the year then ended (collectively, the "Financial Statements") have been delivered to Buyer and are attached hereto as
Schedule 3.5. The Financial Statements (i) have been prepared in accordance with GAAP on a consistent basis throughout the indicated period, except as set forth on Schedule 3.5, and (ii) present fairly in all material respects the financial condition and results of operation of the Group at the dates and for the relevant periods indicated. The unaudited consolidated balance sheet of the Group as of December 31, 2001 included in the Financial Statements shall be referred to herein as the "Balance Sheet," and December 31, 2001 shall be referred to herein as the "Balance Sheet Date." The amounts set forth in
Schedule 2.3 followed by reference to footnote (3), which footnote reads, "Transfer of Sensor related assets and liabilities to Parent Company Investment," set forth truly and correctly in all material respects the assets and liabilities attributable to the Sensor Technology Business as of the Balance Sheet Date.

         3.6 No Changes. Except as set forth on Schedule 3.6 or as contemplated by this Agreement, since the Balance Sheet Date the Group has conducted the Business only in the ordinary course and there has not been:

              (i) any change in the financial condition or assets of the Group which has had, individually or in the aggregate with other such changes, a Material Adverse Effect;

              (ii) any damage or destruction to or loss of any asset of the Group, whether or not covered by insurance, that has had, individually or in the aggregate with other such damages, destruction or losses, a Material Adverse Effect;

              (iii) any material increase in the salary, wage or bonus payable by any Member to any managerial employee of the Group whose cash compensation as of the Balance Sheet Date exceeded $150,000 annually, except in the ordinary course of business and consistent with past business practices;

              (iv) any material change in any method of accounting, other than as required by GAAP;

              (v) any sale, lease or other disposition of any material assets of the Group (other than inventory in the ordinary course of business) other than for fair value, or any condemnation or expropriation or other taking of any assets of the Group by any Governmental Body;

              (vi) any issuance, sale or disposition of capital stock or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock or any other securities of any Member;

              (vii) any declaration or payment of any dividend or distribution with respect to the capital stock of any Member or any redemption, purchase or acquisition of the capital stock of any Member other than dividends or distributions to other Members;

              (viii) any write-offs, write-downs or write-ups of the value of any of the inventory or other assets of the Group outside the ordinary course of business;

              (ix) any mortgage or pledge of any material assets of the Group, except for Permitted Encumbrances arising in the ordinary course of business;

              (x) any creation or assumption of any Debt Obligation for borrowed money, except for Debt Obligations incurred in the ordinary course of business or pursuant to Contracts disclosed on Schedule 3.16 or entered into in the ordinary course of business;

              (xi) any guarantee of any liability (whether directly, contingently or otherwise) for the obligations of any other Person (other than another Member) except in the ordinary course of business and except for the endorsement of negotiable instruments by any Member in the ordinary course of business; or

              (xii) any agreement or commitment to do any of the foregoing.

         3.7 Taxes.

              (a) Affiliated Group. The U.S. Members are members of an "affiliated group" (the "Affiliated Group") within the meaning of Section 1504(a) of the Code, and VNAO is the "common parent" of the Affiliated Group.

              (b) Liabilities. Except as set forth in Schedule 3.7, each of the Members or USF or VNAO, on such Member's behalf, has:

                  (i) duly and timely filed with the appropriate federal, state, local or other taxing authorities all material Tax Returns required to be filed by or on behalf of such Member, and

                  (ii) duly and timely paid all Taxes shown to be due on such Tax Returns with respect to the Member. Any Tax Return or Taxes for which an extension to file or pay has been obtained will be deemed to be timely if filed and paid by the date provided by any such extension.

              (c) Tax Payments. Except as set forth on Schedule 3.7 and except for Income Taxes, all Taxes and Tax liabilities of the Members (x) for all Tax periods ending on or prior to the Closing Date or (y) with respect to any taxable year or period beginning before and ending after the Closing Date (a "Straddle Period"), the portion of such Straddle Period ending on and including the Closing Date (each such year or period or portion thereof ending on or before the Closing Date, a "Pre-Closing Period") to the extent due and payable have been paid.

              (d) Audits; Examinations. Except as set forth on Schedule 3.7:

                  (i) (A) no audit or other examination of Taxes is currently pending with respect to any of the Members, which audit or examination would materially adversely affect the Tax liability of any of such Members; and (B) no such audit or examination has been conducted with respect to which there is any outstanding Tax liability;

                  (ii) no Member is in receipt of any written notice of any federal, state, local or foreign income Tax deficiency outstanding, proposed or assessed against or allocable to it, which has not been finally resolved; and

                  (iii) as of the Closing Date, no statute of limitations will remain open as a result of its having been waived or extended with respect to the assessment, payment or collection of Taxes of any Member.

              (e) Agreements. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between any of the Members and any other Person (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of any of the Members that require such Member(s) to indemnify a purchaser for amounts of Taxes of any of the Members in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions).

              (f) Consolidated Returns; Transferee Liability. Except with respect to the Affiliated Group or as set forth on Schedule 3.7, none of the Members has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under any Law with respect to Taxes for which any Member may be liable for any taxable period for which the statute of limitations has not expired, and none of the Members has any liability for the Taxes of any non-Member as a transferee or successor.

              (g) General. None of the Members has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Members has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Members has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Except for U.S. Filtration Pty Ltd., Presian Pty Limited and Vessel S.r.l., all Members are classified for U.S. Tax purposes according to their default classification as prescribed in Treas. Reg. ss.301.7701-3.

         3.8 Owned and Leased Property.


              (a) Owned Real Property. Schedule 3.8(a) sets forth a complete and accurate list of all real property owned as of the date hereof by each Member (the "Owned Real Property"). Except as set forth on Schedule 3.8(a), the relevant Member has good and marketable title to its Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as disclosed in any of the Schedules to this Agreement and except for exceptions from the representations and warranties in the following subparagraphs (i) through (v) which do not have a Material Adverse Effect:

                  (i) (condemnation) there are no pending or, to USF's Knowledge, threatened, condemnation proceedings relating to the Owned Real Property;

                  (ii) (right of occupants) there are no leases, subleases, licenses or other agreements, granting to any party other than a Member the right of use or occupancy of any portion of any Owned Real Property;

                  (iii) (options) there are no outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein;

                  (iv) (possession) there is no party (other than a Member) in possession of any parcel of Owned Real Property except as a tenant under a written lease agreement with a Member in possession of space to which it is entitled;

                  (v) (utilities) all facilities located on Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer; and

                  (vi) (access) each parcel of Owned Real Property abuts on and has vehicular access to a public road, or has access to a public road via an appurtenant easement benefiting such parcel of Owned Real Property.

              (b) Leases of Real Property. Schedule 3.8(b) sets forth a complete and accurate list of all leases of real property to which any of the Members is a party on the date hereof or by which any of them is presently bound (whether as lessee or lessor) and which provides for annual lease payments in excess of $150,000. Except as set forth on Schedule 3.8(b), the Member lessee under each lease set forth on Schedule 3.8(b) is in possession of the real property covered thereby. Except as disclosed in any of the Schedules to this Agreement and except for exceptions from the representations and warranties in the following subparagraphs (i) through (iv), which do not have a Material Adverse Effect:

                  (i) (enforceability) each such lease or sublease of a Member is a legal, valid, binding and enforceable obligation of the Member and, to USF's Knowledge, of the other party thereto, and is in full force and effect;

                  (ii) (no default) no Member is in breach or default under such a lease, and to USF's Knowledge, no other party is in breach or default of such a lease;

                  (iii) (encumbrances) no Member has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                  (iv) (approvals) for all real property currently leased to a Member, such Member has obtained all approvals of Governmental Bodies required of such Member as a lessee or in connection with such Member's operations therein; and

                  (v) (utilities) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

              (c) Personal Property. Each Member owns or holds under valid leases all material plant, machinery, equipment and other tangible personal property used for the conduct of its Business, subject to no Encumbrances other than Permitted Encumbrances.

              (d) Shared Facilities. There is no office or other facility shared by any of the Members with USF or any of USF's Affiliates (other than another Member), except as set forth on Schedule 3.8(d).

              (e) Rights in the Assets. Except as set forth on Schedule 3.8(e) or in Section 6.1, the Members own or control or have valid contractual rights to use all of the assets required to enable them to collectively operate the Business after the Closing Date in substantially the same manner as the Business is presently conducted (including trademarks and service marks; corporate names, including the corporate name of each of the Members, fictional business names and trading names currently used by the Members; patents, patent applications and invention disclosures; copyrights in both published works and unpublished works; websites and Internet domain names; and know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blueprints, required to enable the Members to collectively operate the Business after the Closing Date in substantially the same manner as the Business is presently conducted, collectively, "IP"); provided, however, USF makes no representation as to the adequacy of the working capital of the Group which is delivered at Closing.

         3.9 No Pending Litigation. Except as set forth on Schedule 3.9, no Litigation is pending or, to USF's Knowledge, threatened against any Member, with respect to which there is a reasonable likelihood of a Loss not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect.

         3.10 Compliance With Law; Permits.


              (a) Compliance With Law. Except as set forth on Schedule 3.10, to USF's Knowledge each of the Members is in compliance with all applicable Laws except to the extent that any noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

              (b) Permits. Each of the Members owns, holds or possesses all governmental licenses and permits (collectively, "Permits") that are required under applicable Laws to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business as currently conducted by it, except for any Permit the absence of which would not have a Material Adverse Effect, and all such Permits are valid and in full force and effect, except for those the failure of which to be in full force and effect would not have a Material Adverse Effect.

         3.11 Labor Matters. To USF's Knowledge, each of the Members is in material compliance with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 3.11, there is no collective bargaining agreement which is binding on any of the Members, and to USF's Knowledge, there is no union organizing effort underway, pending or threatened with respect to the employees of any of the Members. There are no strikes, slowdowns or work stoppages pending between any of the Members and any of their respective employees that would reasonably be expected to have a Material Adverse Effect, and no U.S. Member has experienced any such event in the past five (5) years. No Member has engaged in any unfair labor practices as defined in the National Labor Relations Act and there is no unfair labor practice charge or complaint against any Member pending or, to USF's knowledge, threatened before the National Relations Board or any similar state or foreign agency.

         3.12 Intellectual Property Rights.

              (a) Intellectual Property Assets. For purposes of this Section 3.12, "Intellectual Property Assets" means:

                  (i) all domestic and foreign trademarks and service marks which are registered or have applications to register pending and unregistered trademarks and service marks of the Members and all such trademarks and service marks of USF and its Subsidiaries other than Members which are used in the conduct of the Business (collectively, "Marks") and, subject to the provisions of Section 6.1, the corporate name of each of the Members and all fictional business names and trade names currently used by the Members;

                  (ii) all domestic and foreign issued patents and patent applications or invention disclosures of the Members and all such patents and patent applications or invention disclosures of USF and its Subsidiaries other than Members which are used in the conduct of the Business (collectively, "Patents");

                  (iii) all copyrights of the Members in both published works and unpublished works including any registrations and applications appurtenant thereto;

                  (iv) all websites and Internet domain names used in the Business, other than any websites of USF and its Affiliates that contain hyperlinks or references to any websites of the Members or the Group or provide support to any websites of the Members or the Group; and

                  (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints of the Members.

              (b) Intellectual Property Agreements. Schedule 3.12(b) sets forth a complete and accurate list of all material agreements relating to the Intellectual Property Assets to which any of the Members is a party on the date hereof or by which any of the Members is bound on the date hereof, except for
(i) any license implied by the sale of a product and (ii) perpetual, paid-up licenses for software programs with an individual value of less than $10,000 per license under which any of the Members is the licensee. There are no outstanding or, to USF's Knowledge, threatened disputes with respect to any such agreement.

              (c) Rights in Intellectual Property.

                (i) In General. Except as set forth on Schedule 3.12(c)(i), neither USF nor any of its Subsidiaries (other than any of the Members), nor, to USF's Knowledge, any other Person, including any Affiliate of USF, owns or controls any IP material to the operation of the Business as presently conducted by the Group.

                    A. Except as set forth on Schedule 3.12(c)(i), a Member is the owner of all right, title and interest in, or the licensee of, or otherwise has the right to use, without payment to a third party, the Intellectual Property Assets, free and clear of all Encumbrances, except as provided in the relevant licenses identified in the Schedules hereto.

                    B. Except as set forth on Schedule 3.12(c)(i), to USF's Knowledge, neither USF nor its Subsidiaries (including the Members) have received any demand, claim or notice from any Person in respect of the Intellectual Property Assets which challenges the validity, right to use or ownership of any material Intellectual Property Asset.

                    C. All statutory fees, payments and annuities related to the Intellectual Property Assets, including those required to maintain the registration of such assets in good standing have been paid when and as they became due, and USF agrees to cause the Members to timely pay all such fees, payments and annuities that become due prior to the Closing.

                (ii) Patents.

                    A. Schedule 3.12(c)(ii) sets forth a complete and accurate list of all Patents.

                    B. Except as set forth on Schedule 3.12(c)(ii), no Patent has been or is now involved in any interference, reissue or reexamination proceeding.

                    C. Except as set forth on Schedule 3.12(c)(ii), to USF's Knowledge, no Patent is infringed or threatened to be infringed.

               (iii)    Marks.

                    A. Schedule 3.12(c)(iii) sets forth a complete and accurate list of all Marks.

                    B. All Marks that have been registered with the United States Patent and Trademark Office or other foreign equivalent are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and renewal applications).

                    C. Except as set forth on Schedule 3.12(c)(iii) no Mark has been or is now involved in any opposition or cancellation proceeding, and, to USF's Knowledge, no such action is threatened with the respect to any of the Marks.

                    D. Except as set forth on Schedule 3.12(c)(iii), to USF's Knowledge, no Mark is infringed or threatened to be infringed. To USF's Knowledge, none of the Marks used by any of the Members infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         3.13 Employees; Employee Related Agreements and Plans; ERISA.


              (a) List of Plans. Set forth on Schedule 3.13(a) is an accurate and complete list of all USF Employee Benefit Plans, all Vivendi Employee Benefit Plans and all Foreign Member Retirement Plans.

              (b) Status of Plans.

                  (i) Each USF Employee Benefit Plan (including any related trust) complies in form and has been maintained and operated in accordance with the requirements of all applicable Laws, including ERISA and the Code, and each USF Employee Benefit Plan (in each case, including any related trust) has been maintained and operated in substantial compliance with its terms. Except as set forth on Schedule 3.13(b), no complete or partial termination (described in Section 411(d)(3) of the Code) of any USF Employee Benefit Plan has occurred or is expected to occur. No USF Employee Benefit Plan is a plan described in
Section 4063(a) of ERISA.

                  (ii) Except as disclosed on Schedule 3.13(b), the Vivendi Employee Benefit Plans are the only plans maintained by Vivendi Environnement S.A. or Vivendi Universal S.A. which benefit employees of the Members and none of such plans is subject to ERISA. Except for payroll tax obligations which may arise upon exercise of outstanding stock options granted under Vivendi Employee Benefit Plans, none of the Members has any obligations in respect of, or any unfunded liabilities pursuant to, any Vivendi Employee Benefit Plan.

                  (iii) Except as set forth on Schedule 3.13(b), each of the Foreign Member Retirement Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in material compliance with all applicable Laws, including Tax Laws regarding reserves, and the governing document, trust agreement, insurance policy or other writing creating the same or applicable thereto.

              (c) Liabilities.


                  (i) No USF Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

                  (ii) Each USF Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has been administered and operated in substantial compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code ("COBRA"), and no Member is subject to any liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of the administration and operation of any such USF Employee Benefit Plan. No USF Employee Benefit Plan which is such a group health plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA. Each USF Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements in all material respects, and each program of benefits for which employee contributions are provided pursuant to elections under any USF Employee Benefit Plan meets the requirements of the Code applicable thereto.

                  (iii) No USF Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) provides for post-employment or retiree health, life insurance and/or other welfare benefits, and no Member has any obligation under any USF Employee Benefit Plan to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service except as required by COBRA or any similar state law. No Member has any unfunded liabilities pursuant to any USF Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

                  (iv) No Member has incurred any liability or civil penalty under Section 409, 502(i) or 502(l) of ERISA or liability for any tax or excise tax arising under Chapter 43 or Section 6652 of the Code with respect to any USF Employee Benefit Plan and no event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such liability with respect to any USF Employee Benefit Plan.

                  (v) There are no actions, suits or claims pending or, to USF's Knowledge, threatened against or with respect to any USF Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to USF's Knowledge, threatened against any Member or, to USF's Knowledge, any fiduciary of any USF Employee Benefit Plan with respect to any USF Employee Benefit Plan. USF has not received any written notice that any USF Employee Benefit Plan or any fiduciary thereof is presently the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

                  (vi) Except as shown on Schedule 3.13(c), no Member has any liabilities (actual or contingent) with respect to any USF Employee Benefit Plan.

              (d) Contributions. Except as set forth on Schedule 3.13(d), each Member has made full and timely payment of all amounts required to be paid by it as contributions or premiums to any USF Employee Benefit Plan.

              (e) Tax Qualification. Each USF Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, as currently in effect, is the subject of a favorable determination letter issued by the IRS and the remedial amendment period described in Section 401(b) of the Code applicable to any amendment of any such USF Employee Benefit Plan adopted after the date of such letter has not expired. Each trust established in connection with any USF Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code, as currently in effect, is the subject of a favorable determination letter issued by the IRS and the remedial amendment period described in Section 401(b) of the Code applicable to any amendment of any such USF Employee Benefit Plan adopted after the date of such letter has not expired. Since the date of each most recent determination letter referred to in this paragraph (e), no event has occurred and no condition or circumstance exists that has resulted or is reasonably likely to result in the revocation of any such determination letter or that is reasonably likely to adversely affect the qualified status of any such USF Employee Benefit Plan or the exempt status of any such trust.

              (f) Transactions. No Member nor any of the directors, officers or employees of any Member or, to USF's Knowledge, other Persons who participate in the operation of any USF Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any USF Employee Benefit Plan, or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such USF Employee Benefit Plan by any party with standing to make such claim.

              (g) Documents. USF has delivered or caused to be delivered to Buyer and/or its counsel true and complete copies of the United States Filter Corporation Retirement Savings Plan; all amendments to such plan, the most recent IRS determination letter, if any, obtained with respect to such plan, the trust agreement applicable to such plan, the most recent annual report on Form 5500 for such plan, and the United States Filter Corporation Section 125 Flexible Benefit Plan. USF has made available to Buyer and its counsel a listing and description of each Foreign Member Retirement Plan.

              (h) Employees.

                  (i) To USF's Knowledge, Schedule 3.13(h) sets forth a list of all employees of any of the Members with annual base cash compensation in excess of $150,000 as of the Balance Sheet Date, their annual base salaries and their job titles.

                  (ii) During the last four years, no U.S. Member has effectuated (A) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a U.S. Member; or (B) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of a U.S. Member and no U.S. Member has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as and to the extent set forth on Schedule 3.13(h), none of the employees of the U.S. Members have suffered an "employment loss" (as defined in the WARN Act) during the past six months.

              (i) Agreements and Plans. Except as described in Schedule 3.13(a) or Schedule 3.13(i), no Member is, with respect to the employees of the Member or otherwise directly relating to the Business, a party to or bound by any written:

                  (i) plan or agreement with any such employee that cannot be unilaterally terminated with notice of 90 or fewer days without liability to the Member or that entitles the employee to receive any salary continuation or severance payment (in excess of USF's or the Member's standard severance policy) or retain any specified position with the Member;

                  (ii) agreement with any officer or director (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)) of the Member;

                  (iii) stock option, stock purchase, bonus or other incentive plan or agreement;

                  (iv) agreement which requires any Member to make any payment to any officer, director or employee of any Member as a result of the transactions contemplated by this Agreement, including any "change in control" provisions or agreements; or

                  (v) no Member has agreed in any collective bargaining agreement upon future increases in benefit levels or wages, and no such increases are currently the subject of collective bargaining agreement negotiations.

              (j) No Multiemployer Plans. No Member contributes, or is obligated to contribute, to any Multiemployer Plan and no Member has contributed, or had an obligation to contribute, to any such plan during the six-year period ending on the Closing Date.

              (k) No Controlled Group Liabilities. No Member has incurred any, and no transaction contemplated by this Agreement will result in any, liabilities (actual or contingent) to the Pension Benefit Guaranty Corporation under Section 302(c)(11), Section 4062, Section 4063, Section 4064, Section 4069 of ERISA with respect to any defined benefit pension plan that is subject to
Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Member has any liability (actual or contingent) under Section 4980B(e) of the Code with respect to any "group health plan," as defined in (c)(ii) hereof, other than a USF Employee Benefit Plan.

         3.14 Environmental Matters. Except as provided on Schedule 3.14:

              (a) Compliance. The Group has operated the Business in compliance with all applicable Environmental Laws, except where the failure to so operate in such compliance would not have a Material Adverse Effect. To USF's Knowledge, there is no material obligation or liability existing under any Environmental Laws relating to or arising from the operation or activities of the Business prior to the Operative Period.

              (b) Claims. There are no pending or, to USF's Knowledge, threatened actions, suits, claims or proceedings by or before any Governmental Body directed against the Group or any Member that pertain to (i) any obligations or liabilities under any applicable Environmental Law; or (ii) violations of any Environmental Law. The Balance Sheet does not reflect any reserves for any amounts expected to be spent in connection with violations of Environmental Laws.

              (c) Permits. All Permits required to be obtained or filed by a Member under all applicable Environmental Laws in connection with the Business have been duly obtained or filed and are in full force and effect and will remain in full force and effect following the transfer of the USFCA Shares to Buyer, except where the failure to possess such Permits or the failure of such Permits to be or remain in full force and effect following the transfer of the Shares would not have a Material Adverse Effect.

              (d) Notice. No Member (i) has received written notice that any existing Permit that was obtained under any Environmental Law is to be revoked or suspended by any Governmental Body; or (ii) is currently operating or required to be operating under, or subject to any outstanding compliance order, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law.

              (e) Storage Tanks. None of the Members own or operate any underground storage tanks that are in material violation of any Environmental Law.

              (f) Listed Properties. Except as set forth on Schedule 3.14, none of the Owned Real Property nor, to USF's Knowledge, any of the real property currently leased to a Member, is listed on the National Priorities List pursuant to CERCLA, or on an equivalent state or, to USF's Knowledge, foreign, list of sites required to be investigated or cleaned up or suspected of contamination under an Environmental Law.

              (g) Hazardous Materials. To USF's Knowledge, no Person has treated, stored, disposed of, transported to, or released any Hazardous Materials on or under any Owned Real Property or any of the real property currently leased to a Member, except in material compliance with applicable Environmental Laws or except as would not otherwise have a Material Adverse Effect.

              (h) Required Notice or Consent. No notice or other filing, consent or approval is required under any Environmental Law as a prerequisite to the transfer of the Shares to Buyer.

              (i) Summary Overview Matrix. To USF's Knowledge, the information set forth in the document delivered to Buyer by USF entitled "FSG Sites of Interest and Environmental Audit Due Diligence Reports" is true and correct and includes a complete list of the current major manufacturing sites of the Group.

              (j) Asbestos Materials. There is no asbestos or asbestos-containing material in or on any facility on which any Member operates, any Owned Real Property, or any real property that is currently leased to any Member that is friable. For purposes of this Section 3.14(j), "friable" shall be defined as capable of being crumbled, pulverized or reduced to powder by hand pressure, when dry. No action to remove asbestos or asbestos-containing material is required at any facility at which any Member operates, any Owned Real Property, or any real property that is currently leased to any Member.

              (k) Asbestos Claims. No claims have been made against any Member, or to USF's Knowledge, for which any Member could have financial responsibility, for injury, disability or death of any present or former employee of any Member related to or allegedly caused by asbestos.

         3.15 Bank Accounts. Schedule 3.15 lists all bank, money market, savings and similar accounts and safe deposit boxes of each Member, specifying the account numbers and the authorized signatories or persons having access to such accounts or safe deposit boxes.

         3.16 Material Contracts. Schedule 3.16 sets forth a list of all currently active Contracts of the Members in the following categories: (a) each partnership, limited liability company or joint venture agreement; (b) each Contract (or group of related Contracts) (i) under which any Member has created, incurred, assumed or guaranteed Debt Obligations (other than a guaranty given in respect of the Debt Obligations of another Member) or (ii) whereby any Member has an obligation to make an investment in or loan to any Person other than to another Member; (c) each Contract (or group of related Contracts) for the purchase by any Member of goods and/or services involving total annual payments in excess of $500,000; (d) each Contract (or group of related Contracts) for the sale by any Member of goods and/or services involving total annual revenues in excess of $500,000; (e) each Contract (or group of related Contracts), other than sales agency or distributor agreements which grant the agent or distributor territorial rights, and confidentiality agreements in respect of business combination or acquisition inquiries, containing covenants materially restricting or limiting the freedom of any Member to engage in any line of business; or (f) each Contract between a Member and USF and/or an Affiliate who is not a Member (other than Contracts providing for the supply of bottled water) which provide for terms less favorable to the Member than what would have been available to the Member from an unaffiliated third party and which cannot be terminated upon six months' or less notice, it being agreed that Buyer shall have the right to terminate any Contract required to have been disclosed on
Schedule 3.16 pursuant to this clause (f) that was not so disclosed. Except as set forth on Schedule 3.16, (1) each such Contract is (A) a valid and binding obligation of the Member which is party to such Contract and (B) to USF's Knowledge, a valid and binding obligation of each other party thereto, and
(2)(A) the Member which is party to such Contract is not in material breach thereof or material default thereunder (and to USF's Knowledge no event or circumstance has occurred that with notice or lapse of time or both, would constitute an event of default) and (B) to USF's Knowledge, no other party to any such Contract is in material breach thereof or material default thereunder.

         3.17 Brokers, Finders, Etc. Except as set forth on Schedule 3.17, neither USF nor any Affiliate has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith. USF is solely responsible for any payment, fee or commission that may be due to the parties listed on Schedule 3.17 in connection with the transactions contemplated hereby.

         3.18 Insurance.

              (a) Policies. Schedule 3.18 sets forth a list of the policies of insurance currently maintained by USF or any Member with respect to the products, properties, assets, operations and Business of the Members (including any policies of insurance maintained for purposes of providing benefits such as workers' compensation and employers' liability coverage) (collectively, the "Policies"). All such Policies are in full force and effect. All premiums due on such Policies have been paid and no notice of cancellation or termination or intent to cancel has been received by USF or any Member with respect to such Policies.

              (b) Claims. Schedule 3.18 sets forth a list of all pending claims (including with respect to insurance obtained but not currently maintained) and the claims history for each of the U.S. Members during the Operative Period (including with respect to insurance obtained but not currently maintained) and all claims asserted in foreign jurisdictions during the Operative Period for which the relevant insurance carrier has reserved $50,000 or more in respect of such claim.

         3.19 Absence of Undisclosed Liabilities. There exist no material liabilities, whether absolute or contingent, of the Group which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Group prepared as of the date of this Agreement in accordance with GAAP and consistent with the Balance Sheet, other than (i) liabilities that are reflected, reserved for or disclosed in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities, the incurrence of which is not proscribed by Section
5.5 or which are reflected in Schedule 5.5, incurred from the date of this Agreement until the Closing Date or (iv) liabilities for Income Taxes which are the responsibility of USF pursuant to Section 6.2.

         3.20 Disclaimer of Warranties.

              (a) Disclaimer. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, USF DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED.

              (b) No Additional Representations. Buyer acknowledges that (i) neither USF nor any of its Affiliates has made any representation or warranty, express or implied, beyond those expressly given in this Agreement, as to the accuracy or completeness of any memoranda, charts, summaries or schedules relating to the Group or the Business and previously made available to Buyer or any of its Affiliates by USF or any of its Affiliates or any other information (including the Confidential Information Memorandum dated October 2001 prepared with respect to the Group) which is not included in this Agreement or the Schedules hereto and (ii) neither USF nor any of its Affiliates will have or be subject to any liability to Buyer or any of its Affiliates resulting from the distribution of any such information to, or use of any such information by, Buyer or any of its Affiliates.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to USF to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to USF, as follows:

         4.1 Organization. Buyer is a corporation validly existing and in good standing under the Laws of its state of incorporation, and has the corporate power and authority to own, operate or lease its properties, carry on its business, enter into this Agreement and to perform its obligations hereunder.

         4.2 Authorization; Enforceability. This Agreement has been duly and validly authorized by all necessary corporate and other actions by Buyer and constitutes the legal, valid and binding obligations of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors' rights and to general equity principles.

         4.3 No Violation of Laws; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer will: (i) violate any provision of the Governing Documents of Buyer, or
(ii) violate any Law to which Buyer is subject or by which any of its assets may be bound or affected the result of which would have a material adverse effect on the financial condition, operation or business of the Buyer. Except for the expiration of any applicable waiting periods under the HSR Act and other Antitrust Laws, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

         4.4 No Pending Litigation or Proceedings. No Litigation is pending against or affecting or, to the knowledge of Buyer, threatened against Buyer in connection with any of the transactions contemplated by this Agreement. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement.

         4.5 Brokers, Finders, Etc. Except as set forth on Schedule 4.5, neither Buyer nor any of its Affiliates has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith. Buyer is solely responsible for any payment, fee or commission that may be due to the parties listed on Schedule 4.5 in connection with the transactions contemplated hereby.

         4.6 Investment. Buyer is purchasing the USFCA Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Buyer acknowledges that the USFCA Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities Laws, and that the USFCA Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an applicable exemption therefrom.

         4.7 Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement without any delay or restriction which would adversely impact the certainty of Buyer's ability to so consummate. Buyer has furnished to USF all documentation or other evidence of such financial ability that has been requested by USF.


                                   ARTICLE V

                          ACTIONS PRIOR TO CLOSING DATE

         The Parties covenant and agree to take the following actions between the date hereof and the Closing Date:

         5.1 Access to Group Information.

              (a) Access by Buyer. USF shall permit the officers, employees and authorized representatives of Buyer (including investment bankers, independent public accountants and attorneys) to have reasonable access during normal business hours, upon reasonable advance notice to the offices, properties and senior managers of the Group, and the business and financial records of the Group (to the extent that they are not trade secrets or otherwise competitively sensitive and, in the case of the Joint Venture Entities, to the extent that USF or the Members have a right of access), to the extent Buyer shall reasonably deem necessary or desirable in connection with the transactions contemplated hereby, and shall furnish to Buyer or its authorized representatives such additional information concerning the Group as shall be reasonably requested; provided, however, that:

                  (i) USF shall not be required to violate any obligation of confidentiality to which it or any Member is subject in discharging its obligations pursuant to this Section 5.1; provided, however, that USF shall not have the right, by virtue of this paragraph or otherwise, to withhold any significant information relating to customers, suppliers or regulatory authorities and, if USF is withholding any information based on an obligation of confidentiality, USF shall so advise Buyer specifically of that fact in each instance and shall use its commercially reasonable good faith efforts to obtain a waiver from the party to whom the obligation of confidentiality is owed to allow disclosure to Buyer of such information as is provided for in Section 5.1(a); and

                  (ii) Such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of USF or any of its Subsidiaries.

              (b) Notice of Breach. If in the course of any investigation, Buyer discovers any breach of any representation or warranty contained in this Agreement, or any circumstance or condition that upon Closing would constitute a breach of a representation, warranty or covenant, Buyer covenants that it will promptly inform USF in writing of the nature of such breach.

         5.2 Notifications. Each Party shall promptly notify the other Party of any action, suit, proceeding or investigation that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each Party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against any Member, USF or Buyer, as the case may be, that would have been listed in
Schedule 3.9 or disclosed under Section 4.4 as the case may be, if such action, suit, proceeding or investigation had arisen prior to the date hereof.

         5.3 Consents of Third Parties. Each Party shall use commercially reasonable efforts to secure, before the Closing Date, in form and substance reasonably satisfactory to the other Party, any consent, approval or waiver required to be obtained from any Person with respect to any Contract to which a Member is a party and which the Parties have identified on Schedule 5.3 as those for which the failure to obtain such consent, approval or waiver would have a Material Adverse Effect. If such consent, approval or waiver cannot be obtained, USF shall cooperate in any commercially reasonable arrangement designed to obtain for the Buyer the material benefits, privileges and obligations of the applicable Contract; provided, however, that no Party shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver. In addition, if and to the extent (and in the manner) required by French law, USF shall give notice of the change in control which will result upon the Closing hereunder to any Workers' Councils having jurisdiction over any Member which is incorporated in France or by reason of its operations in France is subject to the jurisdiction of any such Workers' Council or Councils.

         5.4 Filings Under the HSR Act and Laws of Foreign Jurisdictions.

              (a) General. USF and Buyer acknowledge that the transactions contemplated by this Agreement require filings with the FTC and the Antitrust Division under the HSR Act and with certain Foreign Jurisdictions under applicable foreign Laws as set forth on Schedule 5.4 (each, an "Antitrust Law").

              (b) Consents; Approvals. USF and Buyer shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders and to make all filings (including, without limitation, the filings under the HSR Act and other Antitrust Laws and all other filings with United States and non-United States Governmental Bodies) lawfully required to be obtained from or filed with all applicable Governmental Bodies in connection with the authorization, execution and delivery of this Agreement by USF and Buyer and the consummation by them of the transactions contemplated hereby. Each Party shall (i) file or cause to be filed, as promptly as practicable but in no event later than the fifth Business Day after the execution and delivery of this Agreement, with the FTC and the Antitrust Division, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the FTC and the Antitrust Division for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby shall expire as soon as practicable after the execution and delivery of this Agreement. USF and Buyer shall each furnish to the other Party all information about such Party or its Affiliates required to be included in any application or other filing to be made by such other Party pursuant to the rules and regulations of any United States or non-United States Governmental Body in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the agreements of the Parties contained in this Section 5.4, each Party shall use its reasonable best efforts to resolve such objections if any, as may be asserted by a Governmental Body or other Person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each Party shall cooperate in all respects with the other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

         5.5 Operations Prior to Closing Date.

              (a) Prohibitions. Except (x) as set forth on Schedule 5.5, (y) as otherwise contemplated by this Agreement or (z) with the consent of Buyer (which consent will not be unreasonably withheld or delayed), USF shall comply and shall cause each Member to comply, from and after the date of this Agreement until the Closing Date, with the following:

                  (i) operate the Business in the ordinary course in accordance with past practices and in material compliance with all Laws;

                  (ii) not grant any bonus to any employee or implement any material increase in the rates of salaries or compensation of the employees of the Group, except in accordance with any Contracts in effect on the date hereof or regularly scheduled periodic increases and bonuses consistent with prior practices;

                  (iii) not institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to the employees of the Group, except as may be required to comply with Law or Contracts in effect on the date hereof and except in connection with modifications made to any USF Employee Benefit Plan or Vivendi Employee Benefit Plan;

                  (iv) not amend the Governing Documents of any Member or enter into any merger, consolidation, restructuring, recapitalization, reorganization or share exchange agreement or adopt resolutions providing therefor;

                  (v) not sell, pledge, dispose of or encumber any assets of any of the Members (except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practices, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $1,000,000 in the aggregate);

                  (vi) not (A) issue, sell, split, combine, reclassify, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest in any of the Members;
(B) repurchase, redeem or otherwise acquire any securities of any Member; (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or dissolution of any Member; or (D) declare or pay any dividend or distribution with respect to the capital stock of any Member, other than dividends or distributions to other Members and dividends or distributions necessary or appropriate to eliminate intercompany balances among the Members or between any of the Members and USF or any Affiliate, as indicated on Schedule 2.3;

                  (vii) not take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

                  (viii) not pay, discharge or satisfy any claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Group in excess of $1,000,000 in the aggregate, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practices; and

                  (ix) not expend or agree to make capital expenditures in excess of $2,000,000 per month.

              (b) No Agreements. Neither USF nor any Member shall enter into any agreement to do any of the actions prohibited by Sections 5.5(a)(i) through 5.5(a)(ix).

         5.6 Negotiations. Until the Closing or until this Agreement is terminated, USF shall not, and USF shall cause each of the Members not to, solicit or enter into any discussions or negotiations with, or furnish or cause to be furnished any information concerning the Business to, any Person (other than Buyer and its employees and agents) in connection with any proposed acquisition of the Business by any Person other than Buyer.

         5.7 Guaranty and Surety Obligations. Schedule 5.7 sets forth a list of all guaranties, letters of credit and surety bonds outstanding as of the date of this Agreement issued for the benefit of any Member under which USF or any of its Affiliates (other than the Members) may bear the ultimate responsibility to make payments. Such Schedule will be supplemented as required from time to time prior to the Closing Date if and as required in the ordinary course of business of the Group. Buyer shall, on or prior to the Closing Date, obtain at its own cost and expense the release of any and all such surety bonds, guaranties or letters of credit which are listed on Schedule 5.7 at least ten (10) Business Days prior to the Closing Date and shall, as soon as practicable after the Closing Date, obtain at its own cost and expense the release of any and all such surety bonds, guaranties or letters of credits added to Schedule 5.7 less than ten (10) Business Days prior to the Closing Date.

         5.8 Alternative Structures. USF agrees to consider in good faith one or more alternative structures under which Buyer (and/or one or more of its Affiliates) would acquire the Members, and/or all of the Members' assets and liabilities, in a manner that would be superior from Buyer's Tax perspective and neutral or superior in all respects to USF, as compared to the structure otherwise contemplated by this Agreement.

         5.9 Directors' Shares. With respect to all Shares of Members outstanding and owned by directors on the date of this Agreement, USF shall cause such Directors' Shares to be transferred, at the Closing, to Buyer or Persons designated by Buyer so that all of the capital stock of Members outstanding at the conclusion of the Closing will be owned either by Buyer or Persons designated by Buyer.

         5.10 Removal of Certain Liens. Schedule 3.8(a) discloses liens on two properties of SeitzSchenk Filtersystems GmbH in Bad Kreuznach, Germany with a footnote indicating that such liens secure underlying debt obligations that have been terminated. Prior to the Closing Date, USF shall use all commercially reasonable best efforts to cause such liens to be removed of record and, if they have not been so removed, USF at its expense shall cause such liens to be removed as promptly as practicable after the Closing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Use of Names; Transfer of Intellectual Property Assets.

              (a) Notwithstanding any provision of Section 3.12 to the contrary, except to the limited extent and for the limited time periods in subparagraphs
(b) and (c) of this Section 6.1 USF is not conveying to Buyer any ownership rights for, or licensing Buyer to use, any of the following names: "USF," "U.S. Filter," "US Filter," "USFilter," "United States Filter Corp.," "United States Filter Corporation" or any derivation or variation thereof (collectively, the "Reserved Names"). With respect to all corporate names of Members, Marks, fictional business names and trade names currently used by a Member or Members or the Group and Internet domain names that include or consist in part of a Reserved Name (collectively, "Group Names"): (i) Buyer shall be permitted and entitled to use, and shall have the sole rights to, all Group Names exclusive of any Reserved Name included in or forming a part thereof, and (ii) USF and its Affiliates shall, after the Closing, have no right to use all or part of any Group Name other than the Reserved Name included in or forming a part thereof.

              (b) After the Closing Buyer shall:

                  (i) promptly (but in no event later than 120 days after the Closing) destroy all stocks of written, printed or other graphic materials in its possession or control that use or embody any names or marks of USF or any of its Affiliates (other than the Members) including the Reserved Names or modify such materials to remove or cover over any such names or marks; and

                  (ii) promptly (but in no event later than 30 days after the Closing) remove or cause to be removed any links from any of the Member's websites on the World Wide Web to any website maintained by or on behalf of USF or its Affiliates (other than the Members) and cease the use of any metatags utilizing any Reserved Name or any confusingly similar word or phrase to direct traffic to a website not owned by the owner of the Reserved Names.

              (c) After the Closing, USF shall and shall cause its Affiliates to:

                  (i) promptly (but in no event later than 120 days after the Closing) destroy all stocks of written, printed or other graphic materials in its possession or control that use or embody any names or marks of the Members including the Member names or modify such materials to remove or cover over any such names or marks and cease all use of a Member name or a name confusingly similar to a Member name;

                  (ii) promptly (but in no event later than 30 days after the Closing) remove, disable or eliminate or cause to be removed, disabled or eliminated from any website of USF and its Affiliates any links or other references to any websites of the Members or the Group and cease the use of any metatags utilizing any Member name or any confusingly similar word or phrase to direct traffic to a website not owned by USF or its Affiliates.

              (d) Anything elsewhere herein to the contrary notwithstanding but subject to the other provisions of this Section 6.1 regarding the use of the Reserved Names, any Intellectual Property Assets which are owned by or licensed to USF or any of its Subsidiaries other than Members and which are used in the conduct of the Business shall, at the Closing, by appropriate instruments, either be transferred to Buyer or Buyer shall be granted a permanent irrevocable royalty-free license to use the same in the conduct of the Business after the Closing.

              (e) It is expressly understood and agreed by the Parties that Buyer shall not cause the Members to undertake any business using, or otherwise act in, the Reserved Names following the Closing Date, and that Buyer shall cause the Members to, on the Closing Date, assign all rights to use the Reserved Names pursuant to an assignment agreement in form and substance reasonably satisfactory to the Parties to be delivered at Closing, and shall thereafter cause the Members to change their legal names, if necessary to remove references to the Reserved Names, by filing the necessary documents with the applicable Governmental Bodies within thirty (30) days following the Closing Date. If Buyer fails to make the filings required by the preceding sentence, USF shall be entitled, beginning 31 days following the Closing Date, to file with the applicable Governmental Bodies, at Buyer's expense, such amendments to the Members' Governing Documents as are necessary to effect such name changes, pursuant to a power of attorney granting such power to USF placed in escrow on the Closing Date with Sutherland Asbill & Brennan LLP pursuant to an escrow letter. Said power of attorney and escrow letter shall be in forms reasonably agreed upon by Sutherland Asbill & Brennan LLP and Carter, Ledyard & Milburn.

              (f) If either party violates any of its obligations under this
Section 6.1, the other party may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each party acknowledges that a violation of this Section 6.1 may cause the other party irreparable harm which may not be adequately compensated for by money damages. Each party therefore agrees that in the event of any actual or threatened violation of this
Section 6.1, the other party and its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the breaching party to prevent any violations of this Section 6.1.

         6.2 Tax Matters.

              (a) Liability for Taxes.

                  (i) USF shall be liable for and, pursuant to Article VIII, USF shall indemnify and hold harmless Buyer and the Members against all Taxes (whether assessed or unassessed) (A) applicable to any Member (1) attributable to a Pre-Closing Period, (2) pursuant to Treas. Reg. ss.1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period, (3) under any agreement entered into on or prior to the Closing Date pursuant to which any Member is liable for the Taxes of any other Person (except for customary agreements to indemnify lenders or security holders in respect of Taxes), (4) as a result of any Member having become liable, in a transaction prior to the Closing, as transferee or successor for Taxes of any other Person, or (5) which would have been attributable to a Pre-Closing Period but for (x) Code ss. 481 (or any corresponding or similar provision of state, local or foreign income Tax law) as a result of a change in method of accounting for a Pre-Closing Period, or (y) a "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or
(z) Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign Tax law) as a result of a deferred intercompany transaction, excess loss account or similar event which arose in a Pre-Closing Period, or (B) attributable to any Stamp Duty Clawbacks; provided, however, (I) in the case of Taxes imposed on a Joint Venture Entity USF shall be liable to the Buyer for the product of such Taxes and the percentage ownership of the Group in such Joint Venture Entity as set forth opposite the name of such entity on Schedule A-3; (II) USF shall not be liable for any Taxes (other than Income Taxes) to the extent accrued on the books and records of the relevant Member and reflected in the Closing Date Adjusted Net Assets; (III) any Taxes imposed on any Member as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall not be considered attributable to a Pre-Closing Period; and (IV) USF shall not be liable for any interest or penalties attributable to the negligence or bad faith of Buyer or its Affiliates. USF shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Period unless such refund (or credit) is reflected in Closing Date Adjusted Net Assets. Buyer or the appropriate Member shall pay over to USF any such refund or the amount of any credit within fifteen (15) days after receipt or crediting.

                  (ii) Except as provided in Section 6.2(a)(i), Buyer shall be liable for and, pursuant to Article VIII, Buyer shall indemnify and hold harmless USF and its Related Parties against all Taxes (whether assessed or unassessed) applicable to any Member (A) attributable to (1) taxable years or periods beginning after the Closing Date, (2) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, and (3) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date or (B) to the extent such Taxes (other than Income Taxes) are accrued on the books and records of the relevant Member and reflected in the Closing Date Adjusted Net Assets. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

                  (iii) For purposes of Section 6.2(a)(i) and Section 6.2(a)(ii), whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the relevant books including the relevant books and records of any Joint Venture Entity (whether or not taxed on a flow-through basis) were closed at the close of the Closing Date; provided, however, that (A) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (B) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be so apportioned on a daily basis. Notwithstanding the foregoing provisions of this paragraph (iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by any Member for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (x) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (y) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (x) of this sentence. Sales and use Taxes (and their foreign equivalents, including VAT) shall be deemed to accrue in accordance with GAAP.

                  (iv) USF or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 6.2(a). Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give written notice to the other Party of the Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.

                  (v) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in Tax liability for which USF would otherwise be liable pursuant to this Section 6.2(a), and such change results in a net decrease in the Tax liability of Buyer for taxable years or periods beginning after the Closing Date (including the portion of any Straddle Period beginning after the Closing Date), USF shall be liable only for the net amount of such increase after taking into account such decrease in accordance with the provisions of this Section 6.2(a) (and, to the extent such increase in Tax liability is paid to a taxing authority by USF or any Affiliate thereof, Buyer shall pay USF an amount equal to such decrease).

                  (vi) Notwithstanding anything to the contrary in this Agreement, nothing in Section 3.7 shall cause USF to be liable to Buyer for any amounts relating to any Taxes for which USF is not expressly liable pursuant to this Section 6.2.

              (b) Tax Returns.

                  (i) USF shall have the exclusive authority and obligation on behalf of the U.S. Members to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all federal and state income Tax Returns of the U.S. Members that are due with respect to any taxable period ending prior to or ending on and including the Closing Date, provided, however, that any Tax Return prepared by USF shall be prepared by treating items on such Tax Return in a manner consistent with the prior Tax Returns of the relevant Member. USF will take no position on any such Tax Return that would adversely affect a Member after the Closing Date unless such position is clearly proper and would be reasonable in the case of a Person that owned the Member both before and after the Closing Date.

                  (ii) Except as provided in Section 6.2(b)(i), Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Members. Any Tax Return prepared by Buyer with respect to a Pre-Closing Period shall be prepared by treating items on such Tax Return in a manner consistent with the prior practices and positions of the relevant Member(s) unless such treatment is not permitted by applicable Law. With respect to any such Tax Return which includes a Pre-Closing Period for which USF may be required to indemnify Buyer under
Article VIII, Buyer shall provide USF with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least thirty (30) days prior to the date for filing such Tax Returns. Buyer shall in good faith take into account such comments in its preparation of such Tax Returns.

              (c) Tax Audits.

                  (i) Buyer shall promptly notify USF in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations ("Tax Matters") relating to a Pre-Closing Period for which USF may be liable to indemnify Buyer under Article VIII.

                  (ii) USF shall have the sole right to control, contest, resolve and defend against any Tax Matters or initiate any claim for refund or amend any Tax Return relating to the Income Taxes (and, after Buyer's Recoverable Losses have reached the threshold set forth in Section 8.2(a), the Taxes) of any Member for Pre-Closing Periods other than Straddle Periods, in each case provided USF is obligated to indemnify Buyer for such Taxes under
Article VIII, and to employ counsel of its choice at its own expense; provided, however, that (A) USF shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, (B) USF shall conduct such Tax Matter in a manner that would be reasonable in the case of a Person that continued to own the Member, (C) neither USF nor the ultimate U.S. parent entity filing the consolidated return that is the subject of such Tax Matter nor any of their respective Affiliates shall enter into any settlement of or otherwise compromise any such Tax Matter which adversely affects or may adversely affect the Tax liability of Buyer, any of the Members or any Affiliate of the foregoing (to the extent Buyer, any of the Members or any Affiliate of the foregoing may be required to make any payment for such Tax liability that is not fully indemnified by USF pursuant to the terms hereof) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and (D) USF may decline to control any Tax Matters by providing Buyer with written notice of such decision.

                  (iii) Except as otherwise provided in Section 6.2(c)(ii), Buyer shall have the sole right to control any Tax Matters relating to any Member, and to employ counsel of its choice; provided, however, that (A) Buyer shall keep USF informed with respect to the commencement, status and nature of any Tax Matter for which USF may be liable pursuant to Article VIII, and (B) neither Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter for which USF is required to indemnify Buyer hereunder without the prior written consent of USF, which consent shall not be unreasonably withheld or delayed. USF shall indemnify and hold harmless the Buyer and the Members against any costs or expenses reasonably incurred by them in contesting their liability for Taxes for which USF is liable under Section 6.2(a)(i).

                  (iv) In the event that Buyer fails to notify USF with respect to a Tax Matter in accordance with the provisions of Section 6.2(c)(i), USF shall not be obligated to indemnify Buyer under Article VIII of this Agreement with respect to such Tax Matter to the extent that such failure to notify USF adversely affects USF's ability to adequately defend against such Tax Matter under Section 6.2(c)(ii).

                  (v) Neither the Buyer nor any Member may extend any statutory period of limitations for Taxes for a Pre-Closing Period (other than a Straddle Period) by giving any waiver or agreeing to any extension thereof without the express prior written consent of USF, such consent not to be unreasonably withheld.

              (d) Assistance and Cooperation. After the Closing Date, each of USF and Buyer shall (and shall cause their respective Affiliates, including each of the Members, to):

                  (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with
Section 6.2(b);

                  (ii) upon reasonable notice and without undue interruption to the business of such Party or the Members, provide access during normal business hours to the books and records of such Party relating to the Taxes of the Members prior to the Closing Date;

                  (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax Matter or information request with respect to any taxable period for which the other may have a liability under this Section 6.2;

                  (iv) timely provide to the other powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 6.2; and

                  (v) assist in a timely manner in the preparation of tax related aspects (including the calculation under GAAP of Income Tax accounts as of the Closing Date) of the initial financial statements prepared by the other Party following the Closing Date.

              (e) Prior Tax Agreements. USF and the Members shall terminate or cause to be terminated any and all Tax sharing agreements in effect on the Closing Date as between USF or any Affiliate thereof (other than the Members), on the one hand, and any of the Members, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements after the Closing Date.

              (f) Disputes. If the Parties disagree as to the calculation of any amount relating to Taxes governed by this Section 6.2, the Parties shall promptly consult with each other in an effort to resolve the disagreement. If any such disagreement is not resolved within 30 days after either Party gives the other written notice that it cannot be resolved, the Parties shall jointly select a firm of nationally recognized independent accountants (or, if they cannot agree on the selection of such a firm within that 30-day period, the default firm specified in Section 2.4) to resolve the disagreement. Such firm's determination shall be final, binding and conclusive on the Parties, and any expenses relating to the engagement of such firm shall be shared equally by the Parties.

              (g) Purchase Price Adjustment. Any payment by Buyer or USF to or on behalf of the other under this Section 6.2 will be an adjustment to the Purchase Price even though such payment may be made after the period specified in Section 2.4(a).

              (h) Carrybacks. USF will promptly pay to Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any Member to a Tax Return of the Affiliated Group, when such refund or reduction is realized by the Affiliated Group. USF will cooperate with Buyer in obtaining such refunds (or reductions in Tax liability), including through the filing of amended Tax Returns or refund claims. Buyer agrees to indemnify USF for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

              (i) Section 338 Elections.

                  (i) Subject to the provisions of this Section 6.2(i), at Buyer's option, USF will, and will cause any required Affiliate to, join with Buyer in making one or more timely elections under Section 338(h)(10) of the Code (and/or corresponding elections under any state or local Law relating to Taxes) with respect to the direct or indirect acquisition of any Member hereunder (collectively "Section 338(h)(10) Elections"). Buyer shall in its sole discretion be entitled to make one or more elections under Section 338(g) of the Code for any Member (all such elections together with all Section 338(h)(10) Elections, hereafter the "Section 338 Elections").

                  (ii) In the event that Buyer considers making one or more
Section 338 Elections, Buyer shall provide to USF all information reasonably required by USF (and not otherwise in its possession) to compute the Excess
Section 338 Tax Liability (as defined below), including, with respect to a
Section 338(h)(10) Election, the allocation among the assets of the relevant Member of the portion of the grossed-up Purchase Price attributable to such Member in accordance with the regulations under Section 338 of the Code, an allocation among the states in which such assets are physically located, and a schedule setting forth any and all transfer, sales and use, registration, documentary, stamp and similar Taxes resulting from the Section 338(h)(10) Election. Buyer shall also provide to USF written notice of any election made under Section 338(g) for a Member, and shall provide USF all information reasonably required by USF to report the transactions resulting from such election, including information with respect to items of such Member arising during the portion of USF's taxable year which is after the Closing Date. USF shall use its commercially reasonable best efforts to assist Buyer in obtaining in a timely manner any information Buyer may deem relevant in determining whether to make one or more Section 338 Elections, provided that Buyer shall reimburse USF for any related out-of-pocket costs incurred by USF in obtaining or calculating such information. USF agrees that Buyer may select and instruct any third party retained to obtain or calculate information as contemplated in the preceding sentences. Within forty-five (45) days following receipt by USF of the information required by USF and not otherwise in its possession, USF shall provide Buyer with an estimate of the combined net amount of federal, state, local and foreign Taxes (including all transfer, sales and use, value added, registration, documentary, stamp and similar Taxes and taking into account all Tax benefits) related to the transactions contemplated by this Agreement (A) for which USF or its Affiliates would be liable if such Section 338 Elections were made and (B) for which USF and its Affiliates would be liable if the Section 338 Elections were not made (the amount of the excess of (A) over (B), if any, shall be hereinafter referred to as the "Excess Section 338 Tax Liability"), and USF shall provide Buyer with calculations supporting USF's estimate of the Excess
Section 338 Tax Liability, including information with respect to the tax basis of the stock (and, in the case of any Section 338(h)(10) Election, the tax basis of the assets) of the Members with respect to which the Section 338 Elections are proposed to be made. USF and Buyer agree to use good faith efforts to resolve any disagreement with respect to the computation of the Excess Section 338 Tax Liability. For purposes of computing the Excess Section 338 Tax Liability, a net operating loss or capital loss which is attributable to a Member shall be taken into account; however, a net operating loss or capital loss which is attributable to an entity other than a Member shall be taken into account in computing the Tax liability resulting under the Section 338 Elections only to the extent of the amount of such loss which is taken into account in determining the Taxes for which USF and its Affiliates would be liable on the sale of the USFCA Shares if the Section 338 Elections were not made.

                  (iii) At any time following the calculation of the Excess
Section 338 Tax Liability, Buyer may notify USF of its intention to make a
Section 338 Election and USF shall, or shall cause any required Affiliate to, join in any Section 338(h)(10) Election pursuant to the provisions of Section 6.2(i)(i). Buyer shall, prepare all such Section 338 Election forms and attachments in accordance with applicable Tax Laws, at its own expense and with the assistance and cooperation of USF. With respect to a Section 338(h)(10) Election, Buyer shall provide USF with draft copies of such forms and attachments and an opportunity to review and comment with respect thereto at least ten (10) days prior to the filing due date thereof. Buyer shall in good faith take into account USF's comments in its preparation of such forms and attachments.

                  (iv) If Section 338 Elections are made, then not later than thirty (30) days after Buyer makes such Section 338 Elections, Buyer shall pay to USF in immediately available funds to an account designated by USF an amount equal to the net Excess Section 338 Tax Liability related to all such Section 338 Elections plus (z) all interest accrued on such Excess Section 338 Tax Liability to the date of payment and (zz) all penalties imposed on USF to the date of payment as a result of the late payment of such Excess Section 338 Tax Liability, calculated on an "after-tax basis," which shall mean an amount which is sufficient to fully compensate USF for the Excess Section 338 Tax Liability plus interest and penalties, determined after taking into account the net increase in Taxes payable by USF or its Affiliates as a result of the payment pursuant to this Section 6.2(i)(iv), such that USF and its Affiliates are placed in the same position on an after tax basis that they would have been in had the
Section 338 Elections not been made. USF shall have no obligation to pay any of the Excess Section 338 Tax Liability to the relevant taxing authority prior to receipt of payment under this Section 6.2(i)(iv). USF shall provide Buyer with reasonably detailed evidence of payment made to the relevant taxing authorities with respect to the Excess Section 338 Tax Liability, penalties and interest within ten (10) days of USF or its Affiliates making such payment.

                  (v) If at any time an allocation of the Purchase Price prepared by Buyer pursuant to Section 6.2(i)(ii) is redetermined by any taxing authority and as a result of such redetermination the amount of the Excess
Section 338 Tax Liability is greater than or less than the original estimate of such amount, Buyer shall promptly pay to USF (if the amount of the Excess
Section 338 Tax Liability is greater than the original estimate of such amount) or USF shall promptly reimburse to Buyer (if the amount of the Excess Section 338 Tax Liability is less than the original estimate of such amount), in each case on an "after-tax basis," the difference between such original estimate and the amount of the Excess Section 338 Tax Liability after taking into account such redetermination. USF shall notify Buyer of, and agrees to use and to cause its Affiliates to use reasonable good faith efforts in contesting, any claim by a taxing authority that would result in an increase in the amount of the Excess
Section 338 Tax Liability as a result of such redetermination; provided that to the extent Buyer requests that USF or its Affiliates contest any such claim, Buyer reserves the right to control and direct such contest of any such claim and shall reimburse USF or its Affiliates, as applicable, for reasonable out-of-pocket costs incurred in connection with any such contest which is within the scope of Buyer's request. Notwithstanding the foregoing, USF or Buyer, as the case may be, shall not have any liability to the other Party under this
Section 6.2(i)(v) unless and until the aggregate amount of the liability of USF or Buyer pursuant to this Section 6.2(i)(v) exceeds $100,000, in which event the entire amount of such liability shall be recoverable.

                  (vi) The valuations and allocations prepared by Buyer pursuant to Section 6.2(i)(ii) and used to compute the Excess Section 338 Tax Liability shall be used for purposes of all relevant Tax Returns, reports and filings made by USF, Buyer and their respective Affiliates, unless it would be unreasonable to do so.

         6.3 Employees and Employee Benefit Plans.

              (a) Notice to Employees. Subject to the provisions of this Section 6.3, on or prior to the Closing Date, Buyer and USF shall jointly give notice to all employees who are then employed by one of the Members (the "Affected Employees") that all benefits previously provided to the Affected Employees under the USF Employee Benefit Plans are discontinued on the Closing Date with respect to such Affected Employees and will be replaced by the employee benefit plans of the Buyer (the "Buyer Benefit Programs"). Such notice shall also inform the Affected Employees of the effect of the transaction contemplated by this Agreement on the Vivendi Employment Benefit Plans. Subject to the provisions of this Section 6.3, Buyer may amend or terminate the Buyer Benefit Programs at any time for any reason.

              (b) Credit for Prior Service. Buyer agrees that the Affected Employees shall be credited with their length of service with the Members and USF and its Affiliates under the policies of the Buyer and for all purposes under the Buyer Benefit Programs (other than for purposes of benefit accrual under a pension plan as defined in Section 3(2) of ERISA and early retirement subsidies under a defined benefit plan as defined in Section 3(35) of ERISA) after the Closing.

              (c) Vacation; Sick Leave. Buyer shall take responsibility for and cause to be paid in the normal course of business the vacation pay of all Affected Employees for all days of vacation to which each such employee was entitled under USF's or the applicable Member's vacation pay policy as of the Closing Date. For purposes of computing eligibility for and the amount of vacation or holiday pay of Affected Employees to be accrued after the Closing, employment of such employees by any of the Members or USF or any of its Affiliates prior to Closing shall be taken into account to the same extent as if it had been employment by the Members or Buyer. Buyer shall credit all Affected Employees with all days of accrued sick leave to which such employees were entitled as of the Closing Date under USF's or the applicable Member's sick leave policy as of the Closing Date.

              (d) Existing Claims. USF shall retain the responsibility for payment of all covered medical and dental claims or expenses actually incurred by any employee (or covered dependent of any employee) of any U.S. Member (i) prior to the Closing Date and (ii) during a continuous period of hospitalization which commences on or before the Closing Date and ends after the Closing Date, and in each such case Buyer shall not assume nor shall Buyer or any U.S. Member be responsible for any liability with respect to such claims or expenses.

              (e) COBRA. USF shall be responsible for providing any employee of any U.S. Member whose "qualifying event" within the meaning of COBRA occurs prior to the Closing Date (and such employees' "qualified beneficiaries" within the meaning of COBRA) and for providing any "qualified beneficiaries" of any employee of any U.S. Member whose "qualifying event" occurs prior to the Closing Date with COBRA continuation coverage, and, if the Closing occurs, Buyer shall be responsible for providing such COBRA continuation coverage to the extent required by Law for any U.S. Member employee whose qualifying event occurs on or after the Closing Date.

                  (f) Disability. If the Closing occurs, Buyer and the Members shall be responsible for short-term disability benefits and long-term disability benefits for those Affected Employees of any U.S. Member who became disabled prior to or after the Closing Date; provided, however, that USF shall retain responsibility for any long-term disability benefits for any employee of any U.S. Member who had qualified for long-term disability benefits as of the Closing Date and for any long-term disability benefits for any employee of any U.S. Member who had qualified for short-term disability benefits as of the Closing Date and who subsequently qualifies for long-term disability benefits as a consequence of the same injury or disability.

                  (g) WARN Act. Buyer shall be responsible for all liabilities or obligations under the WARN Act resulting from Buyer's or any of the Member's actions following the Closing.

                  (h) Transfer from the USF 401(k) Plan. As of a date (the "Account Transfer Date") as soon as practicable after the Closing Date, USF shall cause to be transferred from the USF 401(k) Plan to the 401(k) plan sponsored by the Buyer (the "Buyer's 401(k) Plan") cash or property acceptable to Buyer in an amount equal to the aggregate balances of all participants in the USF 401(k) Plan as of such Account Transfer Date who, as of the Closing, are employed by any U.S. Member ("U.S. Company Employees"), including actual investment earnings or losses through the Account Transfer Date, except that all promissory notes reflecting participant loans to U.S. Company Employees outstanding as of such Account Transfer Date shall be transferred in kind and except for any amounts as to which withdrawal requests have been duly submitted prior to such transfer and which shall be paid by the USF 401(k) Plan to U.S. Company Employees in accordance with ERISA and the Code and the terms of the USF 401(k) Plan (the "Transferred Assets"). As of the Account Transfer Date, Buyer shall assume all liabilities applicable to U.S. Company Employees under the USF 401(k) Plan to pay benefits, consistent with the terms of the USF 401(k) Plan, equal to the amount transferred. In the event any U.S. Company Employee has a qualified domestic relations order pending or approved in the USF 401(k) Plan at the time of transfer, all documentation concerning such qualified domestic relations order shall be assigned to the Buyer's 401(k) Plan. USF and the Buyer agree to cooperate fully with respect to any governmental filings, including but not limited to the filing of any Internal Revenue Service Form 5310A reporting obligations, information and procedures necessary to effect the transactions contemplated by this Section 6.3(h). Pending the transfer of the Transferred Assets, the accounts of the U.S. Company Employees shall remain in the trust fund for the USF 401(k) Plan and USF shall cause the trustee of the USF 401(k) Plan to pay any current benefits or make any distributions to U.S. Company Employees, including, without limitation, such benefits as may be payable to U.S. Company Employees on account of termination of employment with the U.S. Members, as they become due. USF and Buyer agree to provide each other with such records and information as they may reasonably request relating to their respective obligations under this Section 6.3 or the administration of the USF 401(k) Plan or the Buyer 401(k) Plan. As of the Closing Date, Buyer agrees to cause any U.S. Member to remit to the trustee of the USF 401(k) Plan all matching contributions for periods on or before the Closing Date due to the USF 401(k) Plan from any U.S. Member which have not been paid as of the Closing Date. USF agrees to amend the USF 401(k) Plan pursuant to Treasury Regulation
Section 1.411(d)-4 (Q&A2(e)) to eliminate as of or prior to the Account Transfer Date any and all non-lump sum and in-kind optional forms of benefit and to provide notice to affected participants in the USF 401(k) Plan in accordance with such regulation at least 90 days prior to the Account Transfer Date and deliver a copy of such notice to Buyer before the Account Transfer Date.

                  (i) USF Flexible Benefit Plan. After the Closing Date, Buyer shall adopt a cafeteria plan under Section 125 of the Code and under such plan shall honor claims by U.S. Company Employees with respect to deferrals made by such U.S. Company Employees during calendar 2002 under the United States Filter Corporation Section 125 Flexible Benefit Plan; provided, however, that at the Closing, USF shall transfer to Buyer all amounts that USF has received in respect of such deferrals, net of any amounts previously paid out by USF to U.S. Company Employees in respect of eligible medical and dependent care expenses incurred in 2002.

                  (j) USF Management Deferred Compensation Plan. As soon as practicable following the Closing Date, Buyer agrees to cause each of the U.S. Members to remit to the trustee of the United States Filter Corporation Management Deferred Compensation Plan (the "USF MDCP") all amounts required to be withheld from employees' pay as described on Schedule 3.13(d), in respect of U.S. Company Employees participating in the USF MDCP.

         6.4 Insurance.

                  (a) Termination by USF. Effective as of the Closing Date, USF will cause the termination of all coverage relating to the Members, the Business or any of the Member's assets and current or former employees and directors under policies of insurance that cover USF or any of its Subsidiaries as well as Members. USF will not take any action that would affect the coverage of one or more Members under any policies of insurance maintained solely by or on behalf of any Member.

                  (b) Information. To the extent that after the Closing either Party requires any information from the other Party regarding claim data, payroll or other information in order to make filings with insurance carriers or self insurance regulators, the other Party will promptly supply such information.

                  (c) Workers Compensation. USF shall retain responsibility to administer and pay all workers compensation claims made by U.S. Company Employees prior to March 1, 2001. If the Closing occurs, Buyer shall be responsible to administer and pay all workers compensation claims made by U.S. Company Employees on or after March 1, 2001 but prior to the Closing Date up to a stop-loss amount of $250,000 per individual claim; provided, however, that Buyer shall not be responsible for any such claims which have as of the Closing Date been settled or paid by a Member, USF or its Affiliates and shall not be obligated to reimburse USF or its Affiliates for any amounts paid by USF, its Affiliates or a Member prior to the Closing pursuant to a claim that has not been settled as of the Closing Date. USF shall be responsible for any amounts in excess of the stop-loss amount with respect to claims made on or after March 1, 2001 that relate to the period prior to the Closing; provided, that Buyer notifies USF of any such claims that are filed after Closing in accordance with procedures established by USF and communicated to Buyer in writing at the time of the Closing. Schedule 6.4 contains a list of pending workers compensation claims indicating the date of incident. USF and Buyer will cooperate with one another after the Closing Date and will provide access to claims data, medical history and employment records as may be reasonably required to effect the cost-efficient resolution of such outstanding claims. The amounts payable by USF pursuant to this paragraph shall not be deemed indemnification payments for purposes of Article VIII and, accordingly, shall not be subject to any of the limitations or other provisions of that Article.

         6.5 Securities Law Compliance and Legends. Buyer agrees and understands that the USFCA Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state. Accordingly, Buyer will not sell or otherwise dispose of the USFCA Shares except in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

         6.6 No Public Announcement. Neither Buyer, USF nor their respective Affiliates shall, without the written approval of the other Party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law, in which case the other Party to this Agreement shall be advised and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable accounting and disclosure obligations of any Governmental Body or the rules of any stock exchange.

         6.7 Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment banker and independent public accountants and the filing fees payable in connection with each Party's respective filing required by the HSR Act and any similar filing with any non-United States Governmental Body.

         6.8 Environmental Access. USF shall grant access to Buyer and its employees, agents and representatives to the facilities of the Group for such non-invasive environmental inspections as Buyer reasonably deems necessary or desirable, will make available for interviews employees with managerial responsibility for environmental matters at the Group's facilities, and will authorize Buyer and its employees, agents and representatives to gain access to governmental records concerning environmental matters that relate to or affect facilities of the Group.

         6.9 Employees. (a) For a period of two (2) years following the Closing, neither USF nor any of its Subsidiaries shall induce or seek to induce any salaried employee of any Member to leave the employ of such Member. For a period of one (1) year following the Closing, neither USF nor any of its Subsidiaries shall employ or otherwise engage as an employee, independent contractor or otherwise, any salaried employee of any Member unless such person's employment has been terminated by Buyer or a Member for reasons other than cause (in which case such person could be employed by USF immediately following such termination). USF and its Subsidiaries shall use commercially reasonable efforts to comply with the requirements of the preceding sentence. In the event that either USF or its Subsidiaries employ a person in violation of this provision, the Buyer's sole remedy shall be to require USF or the applicable Subsidiary to terminate such person's employment promptly upon providing USF with notice of such violation. Buyer shall provide USF with written notice at the time of termination of each salaried employee of any Member during the one year following the Closing and upon request by USF, Buyer shall advise USF as to whether a particular employee whose employment was terminated by Buyer or a Member is deemed by Buyer to have been terminated "for cause" for purposes of this paragraph. Notwithstanding the terms of this Section 6.9(a) to the contrary, (i) Buyer agrees that, should Buyer inform USF in writing at any time on or after the Closing Date that it or the Members will not continue to employ Andy Denver and/or David McGarvey or should Buyer or a Member at any time after the Closing terminate the employment of either of them without giving such notice, then immediately following the date of such notice or such termination USF may offer employment to and hire the individual or individuals as to whom such notice or termination applies, and (ii) USF agrees that (x) should Buyer or the Members desire to continue Andy Denver's employment following the Closing Date, USF shall assign its rights under its employment agreement with Andy Denver to Buyer or one of the Members, and (y) if Buyer or the Members terminate at any time following the Closing Date Andy Denver's and/or David McGarvey's employment with Buyer or the Members and USF hires such person(s) pursuant to the terms of (i) above, USF shall use its good faith efforts to cause such employees to make themselves reasonably available, for up to two years following the Closing Date, to Buyer and the Members, during normal business hours, on a limited basis (in such a manner as will not interfere with their normal job duties) to answer any questions related to the operations of the Members prior to Closing.

              (b) Buyer also agrees that for a period of one (1) year following the Closing, Buyer shall use its good faith efforts not to directly solicit (other than by way of generalized or mass media advertising) or hire any employee of USF or its Subsidiaries known to be working in research and development.

         6.10 Assignment. Buyer shall have the right to assign this Agreement to an Affiliate of Buyer provided that Pall Corporation shall remain the primary obligor as to all of the obligations of Buyer under this Agreement until the Closing.

         6.11 Shared Facilities. Between the date of this Agreement and the Closing Date, Buyer and USF shall use commercially reasonable good faith efforts to, effective as of the Closing Date, enter into mutually acceptable agreements with respect to, or terminate all occupancy arrangements relating to, the Shared Facilities (all of which are identified on Schedule 3.8(d)). In the absence of an agreement regarding such arrangements as of the Closing Date, all occupancy arrangements relating to the Shared Facilities shall continue for a period not to exceed six months following the Closing Date, on terms at least as favorable to the applicable Member as are in effect as of the date hereof, provided, however, that the parties agree to use their commercially reasonable good faith efforts to reach a mutually acceptable arrangement regarding such Shared Facilities prior to the six month anniversary of the Closing Date.

         6.12 Agreements with USF and Affiliates. USF shall notify Buyer and provide Buyer with all of the material terms of and copies of any agreements proposed to be entered into between any Member and USF and/or any Affiliate of USF at any time between the date of this Agreement and the Closing Date. The Members shall not enter into any such agreements unless and until Buyer shall consent to such agreements.

         6.13 Legal Opinion of USF. At the Closing, USF shall cause to be delivered to Buyer an opinion of its Executive Vice President and General Counsel, in the form attached hereto as Exhibit 1.

         6.14 Legal Opinion of Buyer. At the Closing, Buyer shall cause to be delivered to USF an opinion of its Senior Vice President and General Counsel as to the matters set forth in Exhibit 2 attached hereto.

         6.15 Noncompetition.

              (a) Agreement Not to Compete. Except as provided in Section 6.15(c), USF agrees that during the Non-Compete Period, it shall not, and shall cause each of its Subsidiaries (so long as they remain Subsidiaries of USF) not to, engage in a Prohibited Activity anywhere in the Territory.

              (b) Definitions. For purposes of this Section 6.15 and Section 6.16, the following terms shall have the meaning set forth below:

              "In-Process Liquid Filtration" means filtration, separation and purification of liquid streams by means of materials, products and systems specifically designed, marketed and used for such purposes.

              "Gas Filtration" means filtration, separation and purification of gas streams by means of materials, products and systems specifically designed, marketed and used for such purposes.

              "Non-Compete Period" means the period from the Closing Date until the second anniversary of the Closing Date.

              "Plymouth Businesses" means those businesses of the USF Consumer & Commercial Group, which, among other things, manufacture and compound media and incorporate such media into (i) filter and adsorber housings, filter and adsorber cartridges (including without limitation carbon cartridges), specialty cartridges, bag housings, bag filters, and other products that filter or adsorb contaminants in water and/or other fluids; (ii) reverse osmosis systems; and (iii) water softeners and related accessories and systems; all of which may be used for In-Process Liquid Filtration or Gas Filtration within the served market segments shown in Column III of Schedule 6.15.

              "Prohibited Activity" means the combination of:

              (1) manufacturing a filtration, separation or purification material listed in Column I of Schedule 6.15; and

              (2) incorporating such manufacturing materials into a product configuration listed in the corresponding section of Column II of Schedule 6.15 for use in Gas Filtration or In-Process Liquid Filtration; and

              (3) selling such product to end users or distributors for intended use in any of the served market segments listed in Column III of Schedule 6.15.

              "Territory" means the entire world.

              "Water or Wastewater Filtration Applications" includes, without limitation, water, wastewater or gray water filtration, separation and purification, water recycling, dewatering, and resource recovery involving the removal of water from aqueous cleaning solutions, hydrocarbons or metals, and similar applications.

              (c) Permitted Activities. Notwithstanding any other provision of this Section 6.15 to the contrary, the Parties agree that USF and each Subsidiary may at any time engage in any or all of the following activities anywhere in the Territory:

                  (i) the design, manufacture, production and/or sale of any filtration product, including any product described above in the definition of Prohibited Activity, for use in Water or Wastewater Filtration Applications;

                  (ii) directly or indirectly acquire, including by way of a purchase of assets or securities or by way of merger or consolidation, any Person or business (such Person or business, an "Acquired Business") engaged in any Prohibited Activity, if less than twenty-five (25%) of the consolidated gross revenues of such Acquired Business during the last completed fiscal year of such Acquired Business prior to such acquisition were derived from any Prohibited Activity. USF or any Subsidiary may conduct such Prohibited Activity through such Acquired Business without limitation or restriction and without regard to the provisions of this Agreement;

                  (iii) directly or indirectly acquire, including by way of a purchase of assets or securities or by way of merger or consolidation, any Acquired Business even if twenty-five (25%) or more of the consolidated gross revenues of such Acquired Business during the last completed fiscal year of such Acquired Business prior to such acquisition were derived from any Prohibited Activity; provided that, in such event, USF shall use (or cause the Subsidiary of USF that acquired such Acquired Business to use) its commercially reasonable efforts to dispose (in whole or in part) of all or some business units of such Acquired Business that is then engaged in such Prohibited Activity as soon as practicable after the consummation of such acquisition, so that less than twenty-five (25%) of the consolidated gross revenues of such Acquired Business during the fiscal year of such Acquired Business in which such acquisition occurred and thereafter during the Non-Compete Period will be derived from such Prohibited Activity;

                  (iv) form, join, enter into or participate in any partnerships, joint ventures, consortia and other relationships (including, without limitation, as a subcontractor to, or pursuant to a subcontract with, a provider engaged in any Prohibited Activity) which engage in any Prohibited Activity, so long as the goods or services contributed by USF or any of its Subsidiaries to any such partnership, joint venture, consortium or other relationship do not require USF or any such Subsidiary to directly engage in such Prohibited Activity;

                  (v) perform under the terms of any contract or bid proposal entered into or made in the ordinary course of business by USF or its Subsidiaries (other than the Members) on or prior to the date of this Agreement;

                  (vi) operate, conduct and develop the Plymouth Businesses in the ordinary course; and

                  (vii) provide replacement hollow fiber membrane products for use in filtration equipment and systems sold by USF or its Subsidiaries prior to the date of this Agreement.

              (d) If USF or any of its Subsidiaries violates any of their obligations under this Section 6.15, Buyer and any of its Affiliates (which for purposes of this Section 6.15(b) with respect to Buyer shall include the Members of the Group following the Closing hereunder) may proceed against any of them in law or in equity for such damages or other relief as a court may deem appropriate. USF acknowledges that a violation of this Section 6.15 may cause Buyer or any of its Affiliates irreparable harm which may not be adequately compensated for by money damages. USF therefore agrees that in the event of any actual or threatened violation of this Section 6.15, Buyer and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against USF and any of its Subsidiaries to prevent any violations of this
Section 6.15.

6.16     Patent Licenses.

              (a) At the Closing, USF shall, and shall cause its Subsidiaries to, license to Buyer the patents and patent applications listed in Schedule 6.16(a), and any continuations, divisionals, re-examinations, re-issues, foreign patents, or other patents and patent applications claiming priority therefrom, that issue and are derived from or correspond to said patents and patent applications (collectively, the "Licensed USF Patents"), on a royalty-free basis in the Territory, according to the terms of the Patent License Agreement in
Schedule 6.16.

              (b) At the Closing, Buyer shall, and shall cause the Members to, license to USF the patents and patent applications listed in Schedule 6.16(b), and any continuations, divisionals, re-examinations, re-issues, foreign patents, or other patents and patent applications claiming priority therefrom, that issue and are derived from or correspond to said patents and patent applications (collectively, the "Licensed Buyer Patents"), on a royalty-free basis in the Territory, in the field of Permitted Activities as defined and described in Sections 6.15(b) and 6.15(c)(i), 6.15(c)(v), 6.15(c)(vi), and 6.15(c)(vii)
(collectively, the "USF Licensed Field"), according to the Terms of the Patent License Agreement in Schedule 6.16.

                                  ARTICLE VII

                       CONDITIONS TO CLOSING; TERMINATION

         7.1 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer:

              (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of USF contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. USF shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing, except where such nonperformance or noncompliance would not have a Material Adverse Effect.

              (b) Orders; Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and no proceeding shall have been commenced that restrains or prohibits the consummation of all or any portion of the transactions contemplated hereby.

              (c) Consents. USF or Buyer shall have received the consents or other approvals referred to in Section 5.3.

              (d) Antitrust. All waiting periods applicable to the consummation of the USFCA Share Transfer under the HSR Act and other Antitrust Laws shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the USFCA Share Transfer prior to the Closing shall have been obtained.

              (e) Share Certificates and Instruments of Transfer. USF shall have delivered to Buyer stock certificates representing all of the USFCA Shares and shall have executed, acknowledged and delivered to Buyer such instruments of transfer of the USFCA Shares as shall be reasonably requested by Buyer to vest in Buyer all right, title and interest in and to the USFCA Shares.

              (f) Documentation. USF shall have delivered to Buyer the following documentation and such other documentation as Buyer may reasonably request:

                  A.    The current by-laws of each of USF and USFCA.

                  B. Certificate of the Corporate Secretary of USF stating that no corporate action has been taken by the board of directors or the stockholders of USF providing for, relating to or contemplating the dissolution of USF.

                  C. Certificate of the Corporate Secretary of USFCA stating that no corporate action has been taken by the board of directors or the stockholders of USFCA providing for, relating to or contemplating the dissolution of USFCA.

                  D. Copies, certified by the Corporate Secretaries of USF and USFCA, of all board and stockholder resolutions of USF and USFCA relating to the execution and delivery of the Stock Purchase Agreement and the completion of the transactions contemplated thereby.

                  E. Certificate of the Corporate Secretary of USFCA confirming that the total authorized capital stock of USFCA consists of 1,000 authorized shares of common stock, all of which are issued and outstanding and none of which are held as treasury stock.

                  F. Certificate of the Corporate Secretary of USFCA setting forth all USFCA board resolutions authorizing or otherwise relating to the issuance of all outstanding USFCA shares and describing the consideration paid for such shares.

                  G. The originals of all certificates evidencing the 1,000 outstanding shares of USFCA common stock, with evidence of the cancellation and retirement thereof.

                  H.    USFCA stock register, certified by its Corporate
                        Secretary.

              (g) FIRPTA Certificate. USF shall have delivered to Buyer pursuant to Code ss.1445(b)(2) and in conformity with Treas. Reg.
ss.1.1445-2(b)(2)(iii)(B), a duly executed certification of non-foreign status.

              (h) Material Adverse Effect Breaches. If Losses arising from breaches of more than one representation and warranty and/or covenant of USF contained in this Agreement (whether a representation and warranty or covenant has been breached shall, for purposes of this Section only, be determined for representations including references to Material Adverse Effect as if such representations did not include a reference to Material Adverse Effect) exceed $20 million USF shall have agreed to reduce the Purchase Price by the amount of such Losses in excess of .5% of the Purchase Price. If the Purchase Price is reduced in that amount, the 1% Purchase Price limitation on Buyer's recovery of Recoverable Losses under Section 8.2 shall be deemed to have been exceeded and the deductible of .5% of the Purchase Price in said Section 8.2 shall be deemed to have been satisfied. If such Losses exceed $20 million and USF does not agree to such reduction of the Purchase Price, Buyer may either (x) exercise its right not to close by reason of non-fulfillment of a Closing condition or (y) waive such condition, in which event (assuming fulfillment of all other Closing conditions) the Closing shall take place and Buyer shall have the right to seek recovery of such Losses pursuant to Article VIII hereof.

              (i) Guaranty. Vivendi Water S.A., a French corporation, shall have executed and delivered a Guaranty of this Agreement in the form of Exhibit 3 attached hereto.

         7.2 Conditions Precedent to Obligation of USF. The obligation of USF to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by USF:

              (a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. Buyer shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing, except where such nonperformance or noncompliance would not have a Material Adverse Effect.

              (b) Orders; Litigation. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and no proceeding shall have been commenced that restrains or prohibits the consummation of all or any portion of the transactions contemplated hereby.

              (c) Antitrust. All waiting periods applicable to the consummation of the USFCA Share Transfer under the HSR Act and other Antitrust Laws shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the USFCA Share Transfer prior to the Closing shall have been obtained.

         7.3 Termination.

              (a) Termination of Agreement. This Agreement may be terminated at any time prior to the Closing by: (i) mutual consent of Buyer and USF; (ii) Buyer, if any of the conditions specified in Section 7.1 hereof shall not have been fulfilled by August 1, 2002 and shall not have been waived by Buyer; (iii) USF, if any of the conditions specified in Section 7.2 hereof shall not have been fulfilled by August 1, 2002 and shall not have been waived by USF; or (iv) by either USF or Buyer if a Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the USFCA Share Transfer.

              (b) Remedies. In the event of termination of this Agreement by either Buyer or USF pursuant to clause (ii) or (iii) of the preceding Section 7.3(a), Buyer, on the one hand, and USF, on the other hand, shall be liable to the other for any breach hereof by such Party, which breach led to such termination. Buyer and USF shall be entitled to seek any remedy to which such Party may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance.

                  (c) Limitations. Notwithstanding the foregoing, in the event that this Agreement is terminated by one Party pursuant to clause (ii) or (iii) of the first sentence of subsection (a) solely as a result of a failure by the other Party to satisfy the conditions set forth in Article VII which failure could not have been reasonably anticipated by such other Party and was beyond the reasonable control of such other Party, then the remedy of the Party terminating this Agreement shall be limited solely to recovery of all of such Party's reasonable costs and expenses incurred in connection herewith.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Survival of Representations, Warranties, Covenants and Agreements. Subject to the provisions of this Article VIII, the representations and warranties of USF contained in Article III and those of the Buyer contained in
Article IV and the covenants and agreements of the Parties contained in this Agreement shall survive the Closing (and any investigation by the Parties with respect to such representations and warranties) but shall terminate and be of no further force or effect on the second anniversary of the Closing Date and no claims shall be made by any Indemnified Party (as hereinafter defined) under this Section 8.1 thereafter. Notwithstanding the foregoing, (a) any such representation or warranty as to which a claim relating thereto is asserted in writing (which states with specificity the basis therefor) in accordance with
Section 8.3 during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of such claim, (b) the representations and warranties of USF set forth in Section 3.3(c) shall survive forever, (c) the representations and warranties of USF set forth in Section 3.7, Section 3.13(k) and the covenants of USF and Buyer set forth in Section 6.2 shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claims, (d) the covenants and agreements in this Article VIII shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained in this Agreement during the survival period thereof, and
(e) the remaining covenants and agreements of the Parties contained in Article VI of this Agreement shall survive the Closing without any contractual limitation on the period of survival.

         8.2 General Indemnification. If the transactions contemplated hereby occur at the Closing, subject to the provisions of Section 8.1:

              (a) Indemnification by USF and Buyer. Each of the Buyer and USF hereby agrees (in such capacity, an "Indemnifying Party"), from and after the Closing, to indemnify and hold harmless the other Party and its Related Parties (in such capacity, an "Indemnified Party") against any Losses that such Indemnified Party shall actually incur, to the extent that such Losses (or claims, actions, suits or proceedings in respect thereof and any appeals therefrom ("Proceedings")):

                  (i) arise out of any breach of any representation or warranty made herein in Article III (or out of any matter that would have been such a breach but for the fact that it did not itself constitute a Material Adverse Effect) (other than Section 3.7, for which the remedies are specified in Section 6.2) for the benefit of the Buyer or in Article IV for the benefit of USF; or

                  (ii) arise out of any failure to perform any covenant made herein by the Indemnifying Party for the benefit of the Indemnified Party.

                  Notwithstanding the foregoing, the Indemnifying Party shall not have any liability to the Indemnified Party under this Section 8.2(a) unless and until the aggregate amount of all Recoverable Losses exceeds 1% of the Purchase Price, in which event only the amount of Recoverable Losses in excess of .5% of the Purchase Price shall be recoverable; and the liability of the Indemnifying Party under this Section 8.2(a) shall not exceed 50% of the Purchase Price in the aggregate; provided, however, that the limitations set forth in this sentence shall not apply with respect to USF's liability to Buyer
(x) for Income Taxes of any Member for Pre-Closing Periods as set forth in
Section 6.2(a)(i)(A)(1), (2) and (5) and related costs and expenses pursuant to the last sentence of Section 6.2(c)(iii), (y) for any applicable Stamp Duty Clawback or (z) arising out of breaches of Section 3.3(c) or Section 3.17. All indemnity payments made under this Article VIII shall be treated as adjustments to the Purchase Price, even though such payments may be made after the period specified in Section 2.4(c). For the purposes of determining the amount of Losses incurred by an Indemnified Party in accordance with this Article VIII, such Losses shall be offset by (i) the proceeds of any insurance received by the Indemnified Party with respect thereto and (ii) the amount of any Income Tax benefit actually realized by the Indemnified Party with respect thereto.

              (b) Limitations. USF shall not be liable for any Losses resulting from a breach of any of the representations, warranties and covenants set forth in Article III of this Agreement or any of the covenants set forth in Article VI of this Agreement to the extent that:

                  (i) the liability for such breach occurs or is increased as a result of the adoption or imposition of any Law not in force at the date of this Agreement or as a result of any increase in rates of taxation after the date of this Agreement; or

                  (ii) the Losses would not have arisen but for a change in accounting policy or practice of the Buyer or any Member after the Closing.

              (c) Waiver of Conditions. Notwithstanding anything to the contrary in this Agreement, to the extent that USF or the Buyer waives in writing satisfaction of one or more of the conditions set forth in Section 7.1 or
Section 7.2, which conditions were not satisfied due to the occurrence of one or more events, conditions or circumstances that was specifically disclosed in writing (including by inclusion on a Schedule hereto) to USF or the Buyer, respectively, prior to the Closing, the disclosing Party shall not be liable for any Losses resulting from such matter or matters to the extent so disclosed.

              (d) Indemnification by Buyer. To the fullest extent permitted by Law, the Buyer hereby agrees, from and after the Closing, to indemnify and hold harmless USF and its Related Parties against any Losses incurred by such Person to the extent that such Losses (i) arise out of or are based upon the ownership and operation of the Group from and after the Closing Date, (ii) relate to Taxes which are the obligation of the Buyer or the Members in accordance with the provisions of Section 6.2, or (iii) arise out of a breach of Section 4.5. This indemnification shall be in addition to (but not in duplication of) the indemnification provided under Section 8.2(a) and shall not be subject to the thresholds, deductibles and other limitations on amount set forth in Section 8.2(a).

         8.3 Procedures.


              (a) Notice of Claim. Promptly after receipt by the Indemnified Party under Section 8.2 of notice of a Recoverable Loss or the commencement of any Proceeding with respect to which it believes it is entitled to be indemnified under this Agreement, the Indemnified Party shall, if a claim in respect thereto is to be made against the Indemnifying Party under this Article, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

              (b) Settlement; Compromise. An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. An Indemnified Party will not, without the prior written consent of the Indemnifying Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding.

              (c) Procedure. If a Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section 8.3, the Indemnifying Party shall be entitled to assume the legal defense thereof. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or
(iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is a conflict for counsel in representing both the Indemnifying Party and the Indemnified Party. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorneys' fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. To the extent of any inconsistency between the provisions of this Section 8.3(c) and Section 6.2(c), the provisions of Section 6.2(c) shall control.

              (d) Resolution of Disputes. In the case of an alleged Recoverable Loss which is disputed by the Indemnifying Party, the Parties shall attempt in good faith to resolve their differences for a period of 60 days and, if the Parties are unable to resolve their differences within such period, the Indemnified Party or Parties may submit the matter to judicial proceedings (unless an alternate dispute resolution procedure is specified in this Agreement).

         8.4 Consequential Damages. Neither Party shall be liable to any other Party for claims for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (INCLUDING NEGLIGENCE), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and each Party releases the other from liability for any such damages. No Party shall be entitled to rescission of this Agreement as a result of breach of any other Party's representations, warranties, covenants or agreements, or for any other matter.

         8.5 Sole Remedy. Except as provided in Section 6.1(c), from and after the Closing the provisions of this Article VIII shall be the sole and exclusive remedy of each Party for (i) any breach of a Party's representations or warranties contained in this Agreement, (ii) any breach of a Party's covenants or other agreements contained in this Agreement, or (iii) any other matters relating to this Agreement other than claims for fraud. The Buyer and USF and their respective Related Parties are the only Persons entitled to exercise any remedy provided by this Article VIII.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Books and Records. (a) From and after the Closing Date, Buyer shall cause the Members to maintain copies of all books and records in the possession of the Members at the time of the Closing and shall prevent the Members from destroying any of such books and records for a period of five (5) years following the Closing Date or such longer period as may be required by applicable law without first allowing USF, at USF's expense, to make copies of the same. During that period, Buyer shall cause the Members (i) to grant to USF and its representatives reasonable cooperation, access and staff assistance at all reasonable times and upon reasonable notice to all of such books and records relating to the period prior to the Closing (including workpapers and correspondence with taxing authorities) that are not otherwise protected by legal privilege, (ii) to afford USF and its representatives the right, at USF's expense, to take extracts therefrom and to make copies thereof, and (iii) to have access to the employees of the Members, all to the extent reasonably necessary for the preparation of Tax Returns and the handling of Tax audits, disputes and litigation; provided, however, that such requested cooperation, access and assistance shall not unreasonably interfere with the normal operations of Buyer or the Members.

              (b) Litigation Assistance. Each of USF and Buyer shall, upon request by the other Party, use all commercially reasonable efforts to assist the requesting Party in the evaluation, defense or resolution of any litigation or other claim (other than litigation or claims relating to this Agreement brought by a Member or the parties to this Agreement) concerning the Group or any Member that exists as of the Closing or is initiated after the Closing and is based on events occurring prior to the Closing (including making available all personnel (including directors, officers and employees) whose assistance or testimony is necessary to assist the requesting Party in the evaluation, defense or resolution of such litigation or claim and making available for review and copying copies of all books and records and other reasonably requested information (including financial information) to the extent reasonably relevant to such litigation or claim and to the extent not protected by legal privilege, not competitively sensitive and not proprietary in nature. The requesting Party shall reimburse the other Party for all reasonable expenses of such Party or such Party's personnel related to providing such assistance.

         9.2 Further Assurances. USF shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required for the better conveying, transferring, assigning and delivering of the USFCA Shares to Buyer.

         9.3 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (ii) upon delivery, if sent by hand delivery; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) the next day after the date of dispatch, if sent by facsimile, telecopy or e-mail (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested or by prepaid courier), to the Parties at the following addresses:

         (i)      if to Buyer, to:

                  Pall Corporation
                  2200 Northern Boulevard
                  East Hills, New York 11548
                  Attention:  Jeremy Hayward-Surry, President
                  Fax:  (516) 484-3529
                  E-Mail:  jeremy_hayward-surry@pall.com
                  with a required copy to:

                  Carter, Ledyard & Milburn
                  2 Wall Street
                  New York, New York  10005
                  Attention:  Heywood Shelley
                  Fax:  (212) 732-3232
                  E-Mail:  shelley@clm.com

                  and

                  Gilbert Weiner, Esq.
                  Senior Vice President and General Counsel
                  Pall Corporation
                  2200 Northern Boulevard
                  East Hills, New York  11548
                  Fax: (516) 484-3529
                  E-Mail: gil_weiner@pall.com

                  (ii)     if to USF, to:

                  United States Filter Corporation
                  40-004 Cook Street
                  Palm Desert, California  92211
                  Attention: General Counsel
                  Fax: (760) 346-4024
                  E-Mail: stanczaks@usfilter.com

                  With a required copy to:

                  Sutherland Asbill & Brennan LLP
                  999 Peachtree Street NE
                  Atlanta, Georgia 30309
                  Attention: Mark D. Wasserman
                  Fax: (404) 853-8806
                  E-Mail: mdwasserman@sablaw.com

         Either Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Party in conformity with the foregoing.

         9.4 Assignment; Governing Law.

              (a) Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by either Party without the written consent of the other Party.

              (b) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflict of laws doctrines, except that for purposes of determining compliance with or the existence of liabilities under Environmental Laws, the Environmental Laws of the Governmental Body with jurisdiction over the real property, personal property, facility or activity involved shall govern.

              (c) Consent to Jurisdiction; Service of Process. Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, as the Party bringing such action or proceeding may elect, and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices set forth in Section 9.3 of this Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to
Section 9.4(d) of this Agreement, the foregoing shall not limit the rights of either Party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement.

              (d) Waivers. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 9.4(c) of this Agreement and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

              (e) Enforcement. The Parties agree that any judgment obtained by either Party or its permitted successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

              (f) Deemed Acceptance. Each Related Party of Buyer or USF, as the case may be, seeking the benefit of Article VIII of this Agreement shall be deemed to have accepted and agreed to the provisions of this Section 9.4 as a condition to obtaining any benefits under Article VIII as if such Person was one of the Parties named herein.

         9.5 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the Party against whom enforcement of the same is sought. Neither the failure of either Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the Parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the confidentiality agreement entered into by the Parties in connection with the transactions contemplated hereby, and the Schedules set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except the provisions of Article VIII to the extent they relate to Related Parties of USF or the Buyer.

         9.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                       PALL CORPORATION


                                       By: /s/ Eric Krasnoff
                                           -----------------
                                               Eric Krasnoff
                                       Title: Chairman & Chief Executive Officer

                                       UNITED STATES FILTER CORPORATION


                                       By:  /s/ Stephen P. Stanczak
                                            -----------------------
                                                Stephen P. Stanczak
                                       Title: Executive Vice President






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